Exhibit 99.2

EXECUTION COPY

PURCHASE AND ASSUMPTION AGREEMENT

dated as of

January 28, 2011

by and among

BANKATLANTIC,

PNC BANK, NATIONAL ASSOCIATION,

and

BANKATLANTIC BANCORP, INC.,

solely with respect to Section 7.6 and Article 12

i

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF SELLER

5.1	Corporate Organization and Authority	25
5.2	No Conflicts	25
5.3	Approvals and Consents	26
5.4	Leases	26
5.5	Litigation and Undisclosed Liabilities	26
5.6	Regulatory Matters	26
5.7	Compliance with Laws	27
5.8	Records	27
5.9	Title to Assets	27
5.10	Deposits	27
5.11	Environmental Laws; Hazardous Substances	28
5.12	Brokers’ Fees	28
5.13	Property	28
5.14	Absence of Certain Changes or Events	29
5.15	Employee Benefit Plans; Labor Matters	29
5.16	Available Funds	30
5.17	Post-Closing Condition	30
5.18	Limitations on Representations and Warranties	30

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF PURCHASER

6.1	Corporate Organization and Authority	31
6.2	No Conflicts	31
6.3	Approvals and Consents	31
6.4	Regulatory Matters	31
6.5	Litigation and Undisclosed Liabilities	32
6.6	Operation of the Branches	32
6.7	Brokers’ Fees	32
6.8	Limitations on Representations and Warranties	32

ARTICLE 7

COVENANTS OF THE PARTIES

7.1	Activity in the Ordinary Course	32
7.2	Access and Confidentiality	35
7.3	Regulatory Approvals	37
7.4	Consents	37
7.5	Efforts to Consummate; Further Assurances	38
7.6	Non-Solicitation/Non-Competition	39
7.7	Insurance	40

7.8	Change of Name, Etc.	40
7.9	Exclusive Dealing	41
7.10	Roosevelt Branch	41

ARTICLE 8

TAXES AND EMPLOYEE BENEFITS

8.1	Proration of Taxes	43
8.2	Sales and Transfer Taxes	43
8.3	Information Returns	43
8.4	Payment of Amount Due under Article 8	43
8.5	Assistance and Cooperation	43
8.6	Tax Treatment of Indemnification Payments	44
8.7	Transferred Employees	44

ARTICLE 9

CONDITIONS TO CLOSING

9.1	Conditions to Obligations of Purchaser	46
9.2	Conditions to Obligations of Seller	47

ARTICLE 10

TERMINATION
10.1	Termination	48
10.2	Effect of Termination	49

ARTICLE 11

INDEMNIFICATION

11.1	Indemnification	49
11.2	Exclusivity	53
11.3	As-Is Sale; Waiver of Warranties	53

ARTICLE 12

MISCELLANEOUS

12.1	Survival	54
12.2	Assignment	54
12.3	Binding Effect	54
12.4	Public Notice	54
12.5	Notices	55
12.6	Expenses	55

12.7	Governing Law	56
12.8	Waiver of Jury Trial	56
12.9	Entire Agreement; Amendment	56
12.10	Third-Party Beneficiaries	56
12.11	Counterparts	56
12.12	Headings	56
12.13	Severability	56
12.14	Interpretation	57
12.15	Specific Performance	57

List of Schedules

Schedule 1.1(a)	Assumed Contracts

Schedule 1.1(b)	Branches/Facilities

Schedule 1.1(c)	Deposits

Schedule 1.1(d)	Equipment Leases

Schedule 1.1(e)	Excluded Deposits

Schedule 1.1(f)	Net Book Value of Assets

Schedule 1.1(g)	Personal Property

Schedule 1.1(h)	Seller’s Knowledge

Schedule 2.4(c)	Excluded IRA/Keogh Account Deposits

Schedule 3.5(b)	Form of Bill of Sale

Schedule 3.5(c)	Form of Assignment and Assumption Agreement

Schedule 3.5(d)	Form of Assignment of Branch Lease and Assumption Agreement

Schedule 3.5(e)	Form of Assignment of Facility Lease and Assumption Agreement

Schedule 3.5(f)	Form of Assignment of Tenant Lease and Assumption Agreement

Schedule 3.5(g)	Form of Assignment of Equipment Lease and Assumption Agreement

Schedule 3.5(h)	Form of Assignment of Assumed Contracts and Assumption Agreement

Schedule 3.5(i)	Required Consents

Schedule 4.9	Schedule of Processing Fees

Schedule 7.4(b)-1	Estoppel Certificate – Branch and Facility Lease

Schedule 7.4(b)-2	Estoppel Certificate – Tenant Lease

Schedule 7.4(c)	Form of Non-Disturbance Agreement

Schedule 7.10(b)	Roosevelt Branch Matters

v

This PURCHASE AND ASSUMPTION AGREEMENT, dated as of January 28, 2011 (this “Agreement”), by and among BankAtlantic, a federal savings association, organized under the laws of the United States, with its principal office located in Fort Lauderdale, Florida (“Seller”), PNC Bank, National Association, a national banking association, organized under the laws of the United States, with its principal office located in Pittsburgh, Pennsylvania (“Purchaser”), and BankAtlantic Bancorp, Inc., a Florida corporation (“BBX”), solely with respect to Section 7.6 and Article 12.

RECITALS

WHEREAS, Purchaser desires to acquire from Seller, and Seller desires to transfer to Purchaser, certain banking operations in the State of Florida, in accordance with and subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises and obligations set forth herein, the parties agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

1.1 Certain Definitions. The terms set forth below are used in this Agreement with the following meanings:

“Accrued Interest” means, as of any date, with respect to a Deposit, interest which is accrued on such Deposit to but excluding such date and not yet posted to the relevant deposit account.

“ACH” has the meaning set forth in Section 4.3.

“ACH Direct Deposit Cut-Off Date” has the meaning set forth in Section 4.3.

“Acquiring Person” has the meaning set forth in Section 7.6(a).

“Adjusted Payment Amount” means (x) the aggregate balance (including Accrued Interest) of the Deposits assumed by Purchaser pursuant to Section 2.2, minus (y) the Purchase Price, each as set forth on the Final Closing Statement.

“Adverse Environmental Condition” has the meaning set forth in Section 7.10(i).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person; provided that for purposes of this Agreement, BlackRock, Inc. and its subsidiaries shall not be deemed to be Affiliates of Purchaser.

“Agreement” means this Purchase and Assumption Agreement, including all schedules, exhibits and addenda, each as amended from time to time in accordance with Section 12.9(b).

“Assets” has the meaning set forth in Section 2.1(a).

“Assignment and Assumption Agreement” has the meaning set forth in Section 3.5(c).

“Assumed Contract Assignments” has the meaning set forth in Section 3.5(h).

“Assumed Contracts” means each of the contracts set forth on Schedule 1.1(a) and any contracts entered into by Seller in accordance with Section 7.1 to the extent exclusively related to the operations of the Branches; provided that no contract entered into by Seller in accordance with Section 7.1 shall be an “Assumed Contract” unless expressly agreed to by Purchaser. Schedule 1.1(a) shall be updated by Seller as of April 30, 2011 (and delivered to Purchaser on or before May 2, 2011) and as of the date that is three (3) calendar days prior to the Closing Date (and delivered to Purchaser on or before the Closing Date).

“Assumed Liabilities” has the meaning set forth in Section 2.2(a).

“Benefit Plan” means each employee benefit plan, program or other arrangement that is sponsored or maintained by Seller or any of its Affiliates or to which Seller or any of its Affiliates contributes or is obligated to contribute, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, compensation, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, agreement, program or policy.

“Branch Employees” means the employees of Seller or its Affiliates employed at the Branches or the Facilities on the Closing Date (including any employees who are Leave Recipients) and listed on Schedule 5.15(a)(i) of the Seller Disclosure Schedule.

“Branch Lease Assignments” has the meaning set forth in Section 3.5(d).

“Branch Lease Security Deposit” means any security deposit held by the lessor under a Branch Lease.

“Branch Leases” means the leases under which Seller leases land and/or buildings used as Branches, including ground leases, together with the real property interests, and any and all other rights, granted thereunder to Seller.

“Branches” means the banking offices of Seller at the locations identified on Schedule 1.1(b), and “Branch” refers to each such Branch or any one of the Branches.

“Business Day” means a day on which banks are generally open for business in Pittsburgh, Pennsylvania or Fort Lauderdale, Florida, and which is not a Saturday or Sunday.

“Cash on Hand” means, as of any date, all petty cash, vault cash, teller cash, ATM cash, coin counter cash and prepaid postage held at a Branch.

“Closing” and “Closing Date” refer to the closing of the P&A Transaction, which is to be held on such date as provided in Article 3 and which shall be deemed to be effective at 5:00 p.m., New York City time, on such date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Controlling Party” has the meaning set forth in Section 11.1(g).

“Deposit(s)” means deposit liabilities with respect to deposit accounts (a) booked by Seller at the Branches and (b) which (i) have been opened by a customer of Seller at the Branches or (ii) a customer of Seller has requested be transferred to the Branches, as of the close of business on the Closing Date, that constitute “deposits” for purposes of the Federal Deposit Insurance Act, 12 U.S.C. § 1813, including collected and uncollected deposits and Accrued Interest, but excluding (1) any Excluded IRA/Keogh Account Deposits, (2) any Excluded Deposits and (3) any liabilities which, notwithstanding Section 7.4, are not transferable pursuant to applicable law or regulation. Schedule 1.1(c) contains a complete and accurate list of Deposits as of December 31, 2010 with such schedule (A) specifying the identity of the accountholder and the type of account for each Deposit and (B) including a copy of the general terms and conditions governing each category of Deposits, and such list shall be updated by Seller as of April 30, 2011 (and delivered to Purchaser on or before May 2, 2011) and as of the date that is three (3) calendar days prior to the Closing Date (and delivered to Purchaser on or before the Closing Date).

“Direct Claim” has the meaning set forth in Section 11.1(c).

“Draft Allocation Statement” has the meaning set forth in Section 3.8(a).

“Draft Closing Statement” means a draft closing statement, prepared by Seller, as of the close of business on the third (3rd) Business Day preceding the Closing Date setting forth Seller’s reasonable estimated calculation of both the Purchase Price and the Estimated Payment Amount.

“Employment Agreement” has the meaning set forth in Section 5.15(a).

“Encumbrances” means all mortgages, claims, charges, liens, encumbrances, easements, limitations, restrictions, commitments and security interests, ordinances, restrictions, requirements, resolutions, laws or orders of any governmental authority now or hereafter acquiring jurisdiction over the Assets, and all amendments or additions thereto in force as of the date of this Agreement or in force as of the Closing Date, and other matters now of public record relating to the Real Property, except for statutory liens securing Taxes and/or other payments not yet due, liens incurred in the ordinary course of business, including liens in favor of mechanics or materialmen, and any such matters as do not materially and adversely affect the current use of the properties or assets subject thereto or affected thereby or which otherwise do not materially impair the business operations at such properties and except for obligations pursuant to applicable escheat and unclaimed property laws relating to the Escheat Deposits.

“Environmental Law” means any Federal, state, or local law, statute, rule, regulation, code, order, judgment, decree, injunction or agreement with any Federal, state, or local governmental authority, (a) relating to the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or to human health or safety or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of hazardous substances, in each case as amended and now in effect. Environmental Laws include the Clean Air Act (42 U.S.C. §7401 et seq.); the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. §9601 et seq.); the Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.); the Federal Water Pollution Control Act (33 U.S.C. §1251 et seq.); and the Occupational Safety and Health Act (29 U.S.C. §651 et seq.).

“Equipment Lease Assignment” has the meaning set forth in Section 3.5(g).

“Equipment Leases” means, collectively, all equipment leases set forth on Schedule 1.1(d), to the extent exclusively related to equipment or other Personal Property located at the Branches or the Facilities.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules, regulations and class exemptions of the U.S. Department of Labor thereunder.

“Escheat Deposits” means, as of any date, Deposits and safe deposit box contents, in each case held on such date at the Branches which become subject to escheat, in the calendar year in which the Closing occurs, to any governmental authority pursuant to applicable escheat and unclaimed property laws.

“Estimated Payment Amount” means (x) the aggregate balance (including Accrued Interest) of the Deposits assumed by Purchaser pursuant to Section 2.2, minus (y) the Estimated Purchase Price, each as set forth on the Draft Closing Statement as reasonably agreed upon prior to the Closing by Seller and Purchaser.

“Estimated Purchase Price” means the Purchase Price as set forth on the Draft Closing Statement.

“Excluded Deposits” means (x) those deposit liabilities that are or would be considered “brokered deposits” for purposes of the rules and regulations of the FDIC, any of which, as of the date hereof, are listed on Schedule 1.1(e), (y) any deposit liabilities that constitute security for loans (whether held in escrow or otherwise) and (z) Escheat Deposits.

“Excluded Liabilities” has the meaning set forth in Section 2.2(b).

“Excluded IRA/Keogh Account Deposits” has the meaning set forth in Section 2.4(c).

“Excluded Taxes” means (i) any Taxes of Seller or any of its Affiliates for or applicable to any period and (ii) any Taxes of, or relating to, the Assets, the Assumed Liabilities or the operation of the Branches for, or applicable to, the Pre-Closing Tax Period.

“Facilities” means the facilities of Seller at the locations identified on Schedule 1.1(b) hereto, and “Facility” refers to each such Facility or any one of the Facilities.

“Facility Lease Assignment” has the meaning set forth in Section 3.5(e).

“Facility Lease Security Deposit” means any security deposit held by the lessor under a Facility Lease.

“Facility Leases” means the leases under which Seller or, with respect to the Warehouse Lease, BBX, leases land and/or buildings used as the Facilities, including ground leases, together with the real property interests, and any and all other rights, granted thereunder to Seller or BBX, as applicable, as tenant.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Funds Rate” on any day means the per annum rate of interest (rounded upward to the nearest 1/100 of 1%) which is the weighted average of the rates on overnight federal funds transactions arranged on such day or, if such day is not a Business Day, the previous Business Day, by federal funds brokers computed and released by the Federal Reserve Bank of New York (or any successor) in substantially the same manner as such Federal Reserve Bank currently computes and releases the weighted average it refers to as the “Federal Funds Effective Rate” at the date of this Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“FedWire Direct Deposit Cut-Off Date” has the meaning set forth in Section 4.3.

“Final Allocation Statement” has the meaning set forth in Section 3.8(a).

“Final Closing Statement” means a final closing statement, prepared by Seller in accordance with the accounting policies used in preparing the Draft Closing Statement, on or before the thirtieth (30th) calendar day following the Closing Date setting forth both the Purchase Price and the Adjusted Payment Amount.

“GAAP” has the meaning set forth in Section 1.2.

“Hazardous Substance” means any substance, whether liquid, solid or gas (a) listed, identified or designated as hazardous or toxic; (b) which, applying criteria specified in any Environmental Law, is hazardous or toxic; or (c) the use or disposal, or any manner or aspect of management or handling, of which is regulated under Environmental Law.

“IRA” means an “individual retirement account” or similar account created by a trust for the exclusive benefit of any individual or his beneficiaries in accordance with the provisions of Section 408 of the Code.

“IRS” means the Internal Revenue Service.

“Item” means checks, drafts, negotiable orders of withdrawal and items of a like kind which are drawn on or deposited and credited to the Deposit accounts.

“Keogh Account” means an account created by a trust for the benefit of employees (some or all of whom are owner-employees) and that complies with the provisions of Section 401 of the Code.

“Leased Real Property” means Real Property leased by Seller or, in the case of the Warehouse Lease, BBX, and used for Branches or Facilities.

“Leave Recipient” has the meaning set forth in Section 8.7(a)(ii).

“Loss” means the amount of (i) losses, (ii) liabilities, (iii) damages and (iv) reasonable expenses actually incurred by the indemnified party or its Affiliates in connection with the matters described in Section 11.1, less the amount of the economic benefit (if any) to the indemnified party or its Affiliates actually realized thereby in connection with any such damage, loss, liability or expense (including net Tax benefits obtainable under applicable law, amounts recovered under insurance policies net of deductibles, recovery by setoffs or counterclaims, and other economic benefits).

“Material Adverse Effect” means (a) with respect to Seller, a material adverse effect on (i) the business or results of operations or financial condition of the Branches, the Facilities, the Assets and the Assumed Liabilities, taken as a whole (excluding any effect to the extent resulting from (A) changes, after the date hereof, in generally accepted accounting principles or regulatory accounting requirements applicable to banks or savings associations and their holding companies generally, (B) changes, after the date hereof, in laws, rules or regulations of general applicability or interpretations thereof by courts or governmental agencies or authorities, (C) changes, after the date hereof, in global or national political conditions or in general U.S. or global economic or market conditions affecting banks or their holding companies generally (including general changes in interest or exchange rates or in credit availability and liquidity), (D) public disclosure of this Agreement, including the impact thereof on customers, suppliers, licensors and employees and others having business relationships with the Branches and Facilities, (E) the commencement, occurrence, continuation or intensification of any war, sabotage, armed hostilities or acts of terrorism not directly involving or impacting the Assets or the Assumed Liabilities, or (F) actions by Purchaser or Seller taken pursuant to the express requirements of this Agreement; provided that such matters in clauses (A), (B), (C) and (E) shall not be excluded to the extent that they have a disproportionate adverse effect on the Branches, the Facilities the Assets and Assumed Liabilities, taken as a whole, relative to other banks having aggregate deposits of $300 million to $10 billion and operating in the same geographic market as the Branches), or (ii) the ability of Seller or BBX to perform any of its financial or other obligations under this Agreement, including the ability of Seller to timely consummate the P&A Transaction as contemplated by this Agreement, and (b) with respect to Purchaser, a material adverse effect on the ability of Purchaser to perform any of its financial or other obligations under this Agreement, including the ability of Purchaser to timely consummate the P&A Transaction as contemplated by this Agreement.

“Net Book Value” shall mean the amount reflected for each of the Assets on Seller’s financial statements as of December 31, 2010 (giving effect, where applicable, to the valuation allowance for the Branches established by BBX during its fiscal quarter ended September 30, 2010) reduced by scheduled depreciation and amortization in the ordinary course through the month end immediately preceding the Closing Date and increased by the amount of capital expenditures made in respect of such Assets from December 31, 2010 through the Closing Date, in each case calculated in accordance with GAAP and consistent with the accounting policies and practices of Seller in effect as of the date of this Agreement. The components used in calculating the Net Book Value of the Assets in accordance with the standards set forth in the preceding sentence are set forth on Schedule 1.1(f).

“New Plans” means any employee benefit plans of Purchaser that provides benefits to any Transferred Employee after the Transfer Date.

“Non-Controlling Party” has the meaning set forth in Section 11.1(g).

“OCC” means the Office of the Comptroller of the Currency.

“Order” has the meaning set forth in Section 9.1(b).

“OTS” means the Office of Thrift Supervision.

“Owned Real Property” means Real Property owned by Seller and used for Branches or the Facilities, other than, subject to any purchase thereof by Purchaser under Section 7.10, the Roosevelt Lot.

“P&A Transaction” means the purchase and sale of Assets and the assumption of Assumed Liabilities described in Sections 2.1 and 2.2.

“Person” means any individual, corporation, company, partnership (limited or general), limited liability company, joint venture, association, trust or other business entity.

“Personal Property” means all of the personal property goods of Seller located in the Branches and Facilities and used or held for use in the business or operation of the Branches and the Facilities consisting of the trade fixtures, shelving, furniture, leasehold improvements, on-premises ATMs (excluding Seller licensed software), equipment, security systems, safe deposit boxes (exclusive of contents), vaults and sign structures.

Schedule 1.1(g) contains a complete and accurate list of the Personal Property as of December 31, 2010 and such list shall be updated by Seller as of April 30, 2011 (and delivered to Purchaser on or before May 2, 2011) and as of the date that is three (3) calendar days prior to the Closing Date (and delivered to Purchaser on or before the Closing Date).

“POS” has the meaning set forth in Section 4.8.

“Post-Closing Processing Period” has the meaning set forth in Section 4.2(c).

“Pre-Closing Tax Period” means a taxable period or portion thereof that ends on or prior to the Closing Date; if a taxable period begins on or prior to the Closing Date and ends after the Closing Date, then the portion of the taxable period that ends on and includes the Closing Date shall constitute the Pre-Closing Tax Period.

“Property Taxes” means real, personal, and intangible ad valorem property Taxes.

“Purchase Price” has the meaning set forth in Section 2.3.

“Purchase Price Premium” has the meaning set forth in Section 2.3(a).

“Purchaser Taxes” has the meaning set forth in Section 11.1(g).

“Real Property” means the parcels of real property on which the Branches and Facilities listed on Schedule 1.1(a) are located, including any improvements thereon and any easements, concessions, licenses or similar rights appurtenant thereto, which Schedule indicates whether or not such real property is Owned Real Property or Leased Real Property, but excluding, subject to any purchase thereof by Purchaser under Section 7.10, the Roosevelt Lot.

“Records” means all records and original documents, or where reasonable, appropriate copies thereof, in Seller’s possession or control that pertain to and are used by Seller to administer, reflect, monitor, evidence or record information respecting the business or conduct of the Branches and Facilities (including transaction tickets through the Closing Date and excluding any other transaction tickets and records for closed accounts) and all such records and original documents, or where reasonable and appropriate copies thereof, regarding the Assets, or the Deposits, including customer lists and all such records maintained in a network (including any remote location) or on electronic or magnetic media in the electronic database system of Seller reasonably accessible by Branch and by Facility, or to comply with the applicable laws and governmental regulations to which the Deposits are subject, including applicable unclaimed property and escheat laws; provided, however, that Records shall not include general books of account and books of original entry that comprise Seller’s permanent tax records, the books and records that Seller is required to retain pursuant to any applicable law or order and the books and records related exclusively to the Excluded Assets or the Excluded Liabilities or personnel records that Seller is required by law to retain; and provided, further, that Purchaser shall be entitled to receive, at its expense, copies of the items set forth in the preceding proviso to the extent information set forth therein relates to the Branches, the Facilities, the Assets or the Assumed Liabilities.

“Regulatory Approvals” means the approval of the OCC, OTS and any other Regulatory Authority required to consummate the P&A Transaction.

“Regulatory Authority” means any federal or state banking, other regulatory, self-regulatory or enforcement authority or any court, administrative agency or commission or other governmental authority or instrumentality.

“Returned Items” has the meaning set forth in Section 4.9(c).

“Roosevelt Branch” means the Branch located at 2650 Roosevelt Boulevard in Clearwater, Florida.

“Roosevelt Branch Lot” means the portion of the real property on which the Roosevelt Branch is situated that is not the subject of the Roosevelt Lot Sale Agreement.

“Roosevelt Branch Lot Purchase Price” has the meaning set forth in Schedule 7.10(b).

“Roosevelt Interim Ground Lease” has the meaning set forth in Section 7.10(b).

“Roosevelt Lot” means the portion of the real property on which the Roosevelt Branch is situated that is the subject of the Roosevelt Lot Sale Agreement.

“Roosevelt Lot Purchase Price” has the meaning set forth in Schedule 7.10(b).

“Roosevelt Lot Sale” has the meaning set forth in Section 7.10(a).

“Roosevelt Lot Sale Agreement” means that certain Agreement for Sale and Purchase of Property, effective as of January 4, 2011, between Seller and the other parties specified in Schedule 7.10(b).

“Safe Deposit Agreements” means the agreements relating to safe deposit boxes located in the Branches.

“Seller Disclosure Schedule” means the disclosure schedule of Seller delivered to Purchaser in connection with the execution and delivery of this Agreement.

“Seller Taxes” has the meaning set forth in Section 11.1(g).

“Seller’s knowledge” or other similar phrases means information that is actually known to the Persons set forth on Schedule 1.1(h).

“Straddle Period” means any taxable period beginning on or prior to and ending after the Closing Date.

“Survival Period” has the meaning set forth in Section 12.1(a).

“Tampa-St. Petersburg-Clearwater MSA” means the Tampa-St. Petersburg-Clearwater, FL Metropolitan Statistical Area, as defined in the United States Office of Management and Budget Bulletin No. 08-01, dated November 20, 2007.

“Tax Claim” has the meaning set forth in Section 11.1(g).

“Tax Returns” means any report, return, declaration, statement, claim for refund, information return or statement relating to Taxes or other information or document required to be supplied to a taxing authority in connection with Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all taxes, charges, fees, levies or other like assessments, including income, gross receipts, excise, real and personal and intangible property, sales, use, transfer (including transfer gains taxes), withholding, license, payroll, recording, ad valorem and franchise taxes, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the tax liability of another Person, imposed by the United States, or any state, local or foreign government or subdivision or agency thereof and such term shall include any interest, penalties or additions to tax attributable to such assessments.

“Tenant Assignments” has the meaning set forth in Section 3.5(f).

“Tenant Leases” means leases, subleases, licenses or other use agreements between Seller and tenants with respect to Real Property, if any.

“Tenant Security Deposit” means any security deposit held by Seller with respect to a Tenant Lease.

“Title Insurance” has the meaning set forth in Section 3.5(n).

“Title Policy” has the meaning set forth in Section 3.5(n).

“Third Party Claim” has the meaning set forth in Section 11.1(d).

“Transaction Account” means any account at a Branch in respect of which deposits therein are withdrawable in practice upon demand or upon which third party drafts may be drawn by the depositor, including checking accounts, negotiable order of withdrawal accounts and money market deposit accounts.

“Transfer Date” means the date of active commencement of a Branch Employee’s employment with Purchaser or one of its Affiliates, as applicable.

“Transfer Taxes” has the meaning set forth in Section 8.2.

“Transferred Employees” has the meaning set forth in Section 8.7(a)(i).

“Warehouse Lease” means that certain Lease Agreement, dated February 13, 2009, by and between EastGroup Properties, LP, a Delaware limited partnership, as landlord, and BankAtlantic Bancorp, Inc., as tenant (for space in Building 569 of 56th Commerce Party, 5622 56th Commerce Park Boulevard, Tampa, FL 33610) and the corresponding Commencement Agreement, dated February 19, 2009.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar state or local laws.

1.2 Accounting Terms. All accounting terms not otherwise defined herein shall have the respective meanings assigned to them in accordance with consistently applied generally accepted accounting principles as in effect from time to time in the United States of America (“GAAP”).

ARTICLE 2

THE P&A TRANSACTION

2.1 Purchase and Sale of Assets. (a) Subject to the terms and conditions set forth in this Agreement, at the Closing, Seller shall grant, sell, convey, assign, transfer and deliver to Purchaser, and Purchaser shall purchase and accept from Seller, all of Seller’s right, title and interest, as of the Closing Date, in and to the following (collectively, the “Assets”):

(i)	subject to Section 7.10, the Owned Real Property;

(ii)	the Personal Property;

(iii)	the Branch Leases, Facility Leases and Tenant Leases;

(iv)	the Branch Lease Security Deposits and the Facility Lease Security Deposits;

(v)	the Equipment Leases and the Assumed Contracts;

(vi)	the Cash on Hand;

(vii)	the Safe Deposit Agreements; and

(viii)	the Records.

(b) Purchaser agrees and acknowledges that it is purchasing only the Assets (and assuming only the Assumed Liabilities) specified in this Agreement and, except as may be expressly provided for in this Agreement, Purchaser is not hereby acquiring any interest in or right to any business relationship which Seller or its Affiliates may have with any customer of the Branches that is not contemplated hereby. Each party agrees and acknowledges that no loans, credit card relationships, trust and custody relationships, or brokerage or investment management relationships are being sold hereby. Further, except as contemplated by Section 7.8, no right to the use of any trade name, trademark or service mark, if any, of Seller, BBX or any of their respective Affiliates, is being sold hereby.

2.2 Assumption of Liabilities. (a) Subject to the terms and conditions set forth in this Agreement, at the Closing, Purchaser shall assume, pay, perform and discharge the duties, responsibilities, obligations and liabilities of Seller (or, with respect to the Warehouse Lease, BBX) to be discharged, performed, satisfied or paid on or after the Closing Date (or the Transfer Date with respect to a Transferred Employee) with respect to the following (collectively, the “Assumed Liabilities”):

(i)	the Deposits, including IRA and Keogh Accounts to the extent contemplated by Section 2.4;

(ii)	the Personal Property, Branch Leases, Facility Leases, Tenant Leases, Tenant Security Deposits and, subject to Section 7.10, the Owned Real Property;

(iii)	the Safe Deposit Agreements;

(iv)	the Equipment Leases and the Assumed Contracts;

(v)	liabilities to any Transferred Employee in respect of his or her employment with Purchaser on or after the Transfer Date; and

(vi)	liabilities for (a) Taxes of, or relating to, the Assets, the Assumed Liabilities or the business or operation of the Branches, other than Excluded Taxes, and (b) Purchaser’s portion of any Transfer Taxes pursuant to the terms of Section 8.2.

(b) Other than the Assumed Liabilities expressly assumed hereunder, Purchaser shall not assume or be bound by any duties, responsibilities, obligations or liabilities, including those of Seller or of any of Seller’s Affiliates, of any kind or nature, known, unknown, contingent or otherwise (including (x) Excluded Taxes and (y) those related to any breaches of any Branch Lease, Facility Lease, Equipment Lease, Tenant Lease, Assumed Contract or Safe Deposit Agreement that occurred, or are alleged to have occurred, prior to the Closing Date (or the Transfer Date with respect to Transferred Employees)) (the “Excluded Liabilities”).

2.3 Purchase Price. The purchase price (“Purchase Price”) for the Assets shall be the sum of:

(a) An amount equal to 10% of the average daily closing balance of the Deposits (excluding for purposes of such calculation, all Accrued Interest on the Deposits) for the period commencing thirty (30) calendar days prior to and inclusive of the third (3rd) Business Day prior to the Closing Date and ending on the third (3rd) Business Day prior to the Closing Date (the “Purchase Price Premium”);

(b) The aggregate Net Book Value of all the Assets, other than Cash on Hand; and

(c) The aggregate amount of Cash on Hand as of the Closing Date.

2.4 Assumption of IRA and Keogh Account Deposits. (a) With respect to Deposits in IRAs, Seller will use commercially reasonable efforts and will cooperate with Purchaser in taking any action reasonably necessary to accomplish either the appointment of Purchaser as successor custodian or the delegation to Purchaser (or to an Affiliate of Purchaser) of Seller’s authority and responsibility as custodian of all such IRA deposits (except self-directed IRA deposits), including sending to the depositors thereof appropriate notices, cooperating with Purchaser (or such Affiliate) in soliciting consents from such depositors, and filing any appropriate applications with applicable Regulatory Authorities. If any such delegation is made to Purchaser (or such Affiliate), Purchaser (or such Affiliate) will perform all of the duties so delegated and comply with the terms of Seller’s agreement with the depositor of the IRA deposits affected thereby.

(b) With respect to Deposits in Keogh Accounts, Seller shall promptly use commercially reasonable efforts and cooperate with Purchaser to invite depositors thereof to direct a transfer of each such depositor’s Keogh Account and the related Deposits to Purchaser (or an Affiliate of Purchaser), as trustee thereof, and to adopt Purchaser’s (or such Affiliate’s) form of Keogh Master Plan as a successor to that of Seller. Purchaser (or such Affiliate) will not be required to assume a Keogh Account unless Purchaser (or such Affiliate) has received the documents necessary for such assumption at or before the Closing. With respect to any owner of a Keogh Account who does not adopt Purchaser’s (or such affiliate’s) form of Keogh Master Plan, Seller will use commercially reasonable efforts in order to enable Purchaser (or such Affiliate) to retain such Keogh Accounts at the Branches.

(c) If, notwithstanding the foregoing, as of the Closing Date, Purchaser shall be unable to retain deposit liabilities in respect of an IRA or Keogh Account, such deposit liabilities, which shall on or prior to the Closing Date be set forth on Schedule 2.4(c), shall be excluded from Deposits for purposes of this Agreement and shall constitute “Excluded IRA/Keogh Account Deposits.”

ARTICLE 3

CLOSING PROCEDURES; ADJUSTMENTS

3.1 Closing. (a) The Closing will be held at the offices of Seller at 2100 West Cypress Creek Road, Fort Lauderdale, Florida, or such other place as may be agreed to by the parties.

(b) Subject to the satisfaction or, where legally permitted, the waiver of the conditions set forth in Article 9, the Closing Date shall be on the later of (i) June 3, 2011 (provided that such date may be delayed by Purchaser to the extent reasonably necessary to accommodate Purchaser’s conversion should Seller deliver the information contemplated by Section 4.1(b), Section 4.2(a) and Section 4.8 after the specific dates contemplated thereby) and (ii) the first Friday that is at least three (3) Business Days after the satisfaction or waiver (subject to applicable law) of each of the conditions set forth in Article 9 (other than those conditions that by their nature are to be satisfied or waived at the Closing but subject to the satisfaction or waiver of those conditions); provided, however, that, in no event, shall the Closing Date be earlier than thirty (30) calendar days following the date that the closing condition set forth in Section 9.1(a) shall have been satisfied. Unless the parties agree pursuant to Section 4.9(a) that the conversion of the data processing with respect to the Branches and Assumed Liabilities will be performed on a date other than the Closing Date, the Closing Date shall be a Friday and the conversion will be completed prior to the opening of business on the following Business Day.

3.2 Payment at Closing. (a) At the Closing, Seller shall pay to Purchaser an amount in dollars equal to the Estimated Payment Amount. In addition, Purchaser and Seller shall share equally the responsibility for payment of any Transfer Taxes due or incurred in connection with the transactions contemplated by this Agreement and shall reasonably cooperate prior to the Closing Date to agree upon the amount of such Transfer Taxes, if any.

(b) All payments to be made hereunder by one party to the other shall be made by wire transfer of immediately available funds (in all cases to an account specified in writing by Seller or Purchaser, as the case may be, to the other not later than the third (3rd) Business Day prior to the Closing Date) on or before 12:00 noon, New York City time, on the date of payment.

(c) If any instrument of transfer contemplated herein shall be recorded in any public record before the Closing and thereafter the Closing does not occur, then at the request of such transferring party the other party will deliver (or execute and deliver) such instruments and take such other action as such transferring party shall reasonably request to revoke such purported transfer.

3.3 Adjustment of Purchase Price. (a) On or before 12:00 noon, New York City time, on the thirtieth (30th) calendar day following the Closing Date, Seller shall deliver to Purchaser the Final Closing Statement and shall make available the work papers, schedules and other supporting data used by Seller to calculate and prepare the Final Closing Statement to enable Purchaser to verify the amounts set forth in the Final Closing Statement are accurate.

(b) The determination of the Adjusted Payment Amount shall be final and binding on the parties hereto on the thirtieth (30th) calendar day after receipt by Purchaser of the Final Closing Statement, unless Purchaser shall notify Seller in writing of its disagreement with any amount included therein or omitted therefrom, in which case, if the parties are unable to resolve the disputed items within ten (10) Business Days of the receipt by Seller of notice of such disagreement, such items shall be determined by a nationally recognized independent accounting firm selected by mutual agreement between Purchaser and Seller. Such accounting firm shall be instructed to resolve the disputed items within ten (10) Business Days of engagement, to the extent reasonably practicable. The determination of such accounting firm shall be final and binding on the parties hereto. The fees of any such accounting firm shall be divided equally between Purchaser and Seller.

(c) On or before 12:00 noon, New York City time, on the third (3rd) Business Day after the Adjusted Payment Amount shall have become final and binding or, in the case of a dispute, the date of the resolution of the dispute pursuant to Section 3.3(b), if the Adjusted Payment Amount exceeds the Estimated Payment Amount, Seller shall pay to Purchaser an amount in dollars equal to the amount of such excess, plus interest on such excess amount from the Closing Date to but excluding the payment date, at the Federal Funds Rate or, if the Estimated Payment Amount exceeds the Adjusted Payment Amount, Purchaser shall refund to Seller an amount in dollars equal to the amount of such excess, plus interest on such excess amount from the Closing Date to but excluding the payment date, at the Federal Funds Rate. Any payments required by Section 3.4 shall be made contemporaneously with the foregoing payment.

3.4 Proration; Other Closing Date Adjustments. (a) Except as otherwise specifically provided in this Agreement, it is the intention of the parties that Seller will operate the Branches for its own account until 5:00 p.m., New York City time, on the Closing Date, and that Purchaser shall operate the Branches, hold the Assets and assume the Assumed Liabilities for its own account after the Closing Date. Thus, except as otherwise specifically provided in this Agreement, certain items of income and expense that relate to the Assets, the Deposits and the Branches shall be prorated as provided in Section 3.4(b) as of 5:00 p.m., New York City time, on the Closing Date. Those items being prorated will be handled at the Closing as an adjustment to the Purchase Price, or if not able to be calculated, in the Final Closing Statement, unless otherwise agreed by the parties hereto.

(b) For purposes of this Agreement, items of proration and other adjustments shall include: (i) rental payments under the Branch Leases, the Facility Leases, the Equipment Leases and the Tenant Leases and periodic payments under the Assumed Contracts; (ii) Property Taxes and assessments; (iii) FDIC deposit insurance assessments; (iv) wages, salaries and employee compensation, benefits and expenses; (v) trustee or custodian fees on IRA and Keogh Accounts; (vi) to the extent relating to the Assets or the Assumed Liabilities, prepaid expenses and items and accrued but unpaid liabilities, as of the close of business on the Closing Date; and (vii) safe deposit rental payments previously received by Seller.

3.5 Seller Deliveries. At the Closing, Seller shall deliver to Purchaser:

(a) Special warranty deeds and other instruments of conveyance as may be necessary to sell, transfer and convey all right, title and interest in and to the Owned Real Property to Purchaser, free and clear of all Encumbrances (other than customary title exceptions that do not impair in any material respect Purchaser’s possession, use or enjoyment of any of the Owned Real Property), in forms to be reasonably agreed upon by Seller and Purchaser;

(b) A bill of sale in substantially the form of Schedule 3.5(b), pursuant to which the Personal Property shall be transferred to Purchaser;

(c) An assignment and assumption agreement in substantially the form of Schedule 3.5(c), with respect to the Assumed Liabilities (the “Assignment and Assumption Agreement”);

(d) Lease assignment and assumption agreements, in recordable form, in substantially the form of Schedule 3.5(d), with respect to each of the Branch Leases (the “Branch Lease Assignments”);

(e) Lease assignment and assumption agreements, in recordable form, in substantially the form of Schedule 3.5(e), with respect to each of the Facility Leases (the “Facility Lease Assignments”);

(f) Assignment and assumption agreements in substantially the form of Schedule 3.5(f), with respect to each of the Tenant Leases (the “Tenant Assignments”);

(g) Assignment and assumption agreements in substantially the form of Schedule 3.5(g), with respect to each of the Equipment Leases (the “Equipment Lease Assignments”);

(h) Assignment and assumption agreements in substantially the form of Schedule 3.5(h), with respect to each of the Assumed Contracts (the “Assumed Contract Assignments”);

(i) The consent of the landlord/lessor to the assignment of the each of the Branch Leases and the Facility Leases set forth in Schedule 3.5(i) by Seller to Purchaser;

(j) The certificate required to be delivered by Seller pursuant to Section 9.1(e);

(k) The Draft Closing Statement;

(l) Seller’s resignation as trustee or custodian, as applicable, with respect to each IRA or Keogh Account included in the Deposits and designation of Purchaser as successor trustee or custodian with respect thereto, as contemplated by Section 2.4;

(m) A certificate of non-foreign status pursuant to Treasury Regulations Section 1.1445-2(b)(2) from Seller, duly executed and acknowledged, substantially in the form of the sample certificates set forth in Treasury Regulation 1.1445-2(b)(2)(iv);

(n) Affidavits and such other customary documentation as shall be reasonably required by a title company selected by Purchaser and reasonably acceptable to Seller to issue title insurance policies (each, a “Title Policy,” and collectively, the “Title Insurance”) with respect to the Real Property insuring Purchaser or its designee as either owner of marketable fee simple title (in the case of each of the Owned Real Properties) or holder of marketable leasehold interest (in the case of each of the Leased Real Properties);

(o) Seller’s keys to the safe deposit boxes and all other records as exist and are in Seller’s possession or control related to the safe deposit box business at the Branches;

(p) Seller’s records related to the Deposits assumed by Purchaser hereunder as exist and are in the possession or control of Seller;

(q) The contract, agreements, leases and other documentation related to the Assets and the Assumed Liabilities;

(r) A certified copy of the resolutions of the board of directors of Seller approving the transactions contemplated hereby;

(s) Copies of the complete personnel files for all Transferred Employees; and

(t) Such other documents as the parties determine are reasonably necessary to consummate the P&A Transaction as contemplated hereby.

3.6 Purchaser Deliveries. At the Closing, Purchaser shall deliver to Seller:

(a) The Assignment and Assumption Agreement;

(b) Purchaser’s acceptance of its appointment as successor trustee or custodian, as applicable, of the IRA and Keogh Accounts included in the Deposits and assumption of the fiduciary obligations of the trustee or custodian with respect thereto, as contemplated by Section 2.4;

(c) The Branch Lease Assignments and such other instruments and documents as any landlord under a Branch Lease may reasonably require as necessary for providing for the assumption by Purchaser of a Branch Lease, each such instrument and document in form and substance reasonably satisfactory to the parties and dated as of the Closing Date;

(d) The Facility Lease Assignments and such other instruments and documents as any landlord under a Facility Lease may reasonably require as necessary for providing for the assumption by Purchaser of a Facility Lease, each such instrument and document in form and substance reasonably satisfactory to the parties and dated as of the Closing Date;

(e) The Tenant Assignments and such other instruments and documents as any subtenant under a Tenant Lease may reasonably require as necessary for providing for the assumption by Purchaser of a Tenant Lease, each such instrument and document in form and substance reasonably satisfactory to the parties and dated as of the Closing Date;

(f) The Equipment Lease Assignments and such other instruments and documents as any lessor under an Equipment Lease may reasonably require as necessary for providing for the assumption by Purchaser of an Equipment Lease, each such instrument and document in form and substance reasonably satisfactory to the parties and dated as of the Closing Date;

(g) The Assumed Contract Assignments and such other instruments and documents as any party under an Assumed Contract may reasonably require as necessary for providing for the assumption by Purchaser of an Assumed Contract, each such instrument and document in form and substance reasonably satisfactory to the parties and dated as of the Closing Date;

(h) The certificate required to be delivered by Purchaser pursuant to Section 9.2(e); and

(i) Such other documents as the parties determine are reasonably necessary to consummate the P&A Transaction as contemplated hereby.

3.7 Owned Real Property Filings. On the Closing Date, Purchaser shall file or record, or cause to be filed or recorded, any and all documents necessary in order that the legal and equitable title to Owned Real Property (and to each parcel of Leased Real Property with respect to which Purchaser shall choose to acquire Title Policies) shall be duly vested in Purchaser. Any expenses with respect to such filings, the Title Insurance and all escrow closing costs shall be borne by Purchaser.

3.8 Allocation of Purchase Price. (a) No later than sixty (60) calendar days after the final determination of the Adjusted Payment Amount in accordance with the procedures set forth in Section 3.3, Purchaser shall prepare and deliver to Seller a draft of a statement (the “Draft Allocation Statement”) setting forth the allocation of the total consideration paid by Purchaser to Seller pursuant to this Agreement among the Assets for purposes of Section 1060 of the Code. If, within thirty (30) calendar days of the receipt of the Draft Allocation Statement, Seller shall not have objected in writing to such draft, the Draft Allocation Statement shall become the Final Allocation Statement, as defined below. If Seller objects to the Draft Allocation Statement in writing within such thirty (30) calendar-day period, Purchaser and Seller shall negotiate in good faith to resolve any disputed items. If, within ninety (90) calendar days after the final determination of the Adjusted Payment Amount in accordance with the procedures set forth in Section 3.3, Purchaser and Seller fail to agree on such allocation, any disputed aspects of such allocation shall be resolved by a nationally recognized independent accounting firm mutually acceptable to Purchaser and Seller. The allocation of the total consideration, as agreed upon by Purchaser and Seller (as a result of either Seller’s failure to object to the Draft Allocation Statement or of good faith negotiations between Purchaser and Seller) or determined by an accounting firm under this Section 3.8(a) (the “Final Allocation Statement”), shall be final and binding upon the parties. Each of Purchaser and Seller shall bear all fees and costs incurred by it in connection with the determination of the allocation of the total consideration, except that the parties shall each pay one-half (50%) of the fees and expenses of such accounting firm.

(b) Purchaser and Seller shall report the transaction contemplated by this Agreement (including income Tax reporting requirements imposed pursuant to Section 1060 of the Code) in accordance with the allocation specified in the Final Allocation Statement. Each of Purchaser and Seller agrees to timely file, or cause to be timely filed, IRS Form 8594 (or any comparable form under state or local Tax law) and any required attachment thereto in accordance with the Final Allocation Statement. Except as otherwise required pursuant to a “determination” under Section 1313 of the Code (or any comparable provision of state or local law), neither Purchaser nor Seller shall take, or shall permit its Affiliates to take, a Tax position which is inconsistent with the Final Allocation Statement. In the event any party hereto receives notice of an audit in respect of the allocation of the consideration paid for the Assets, such party shall immediately notify the other party in writing as to the date and subject of such audit. Any adjustment to the Purchase Price pursuant to Section 3.3 shall be allocated among the Assets by reference to the item or items to which such adjustment is attributable.

ARTICLE 4

TRANSITIONAL MATTERS

4.1 Transitional Arrangements. Seller and Purchaser agree to cooperate and to proceed as follows to effect the transfer of account record responsibility for the Branches:

(a) Not later than seven (7) calendar days after the date of this Agreement, Seller will meet with Purchaser at Seller’s headquarters to investigate, confirm and agree upon mutually acceptable transaction settlement procedures and specifications, files, procedures and schedules, for the transfer of account record responsibility.

(b) Seller shall use commercially reasonable efforts to deliver to Purchaser the specifications and conversion sample files within twenty-one (21) calendar days after the date of this Agreement.

(c) From time to time prior to the Closing, after Purchaser has tested and confirmed the conversion sample files, Purchaser may request and Seller shall provide reasonable additional file-related information, including complete name and address, account masterfile, ATM account number information, applicable transaction and stop/hold/caution information, account-to-account relationship information and any other related information with respect to the Deposits.

4.2 Customers. (a) Not later than thirty (30) calendar days nor earlier than sixty (60) calendar days prior to the Closing Date (except as otherwise required by applicable law):

(i)	Seller will notify the holders of Deposits to be transferred on the Closing Date that, subject to the terms and conditions of this Agreement, Purchaser will be assuming liability for such Deposits; and

(ii)	each of Seller and Purchaser shall provide, or join in providing where appropriate, all notices to customers of the Branches and other Persons that either Seller or Purchaser, as the case may be, is required to give under applicable law or the terms of any other agreement between Seller and any customer in connection with the transactions contemplated hereby.

A party proposing to send or publish any notice or communication pursuant to this Section 4.2 shall furnish to the other party a copy of the proposed form of such notice or communication, to the extent reasonably practicable, three (3) Business Days in advance of the proposed date of the first mailing, posting, or other dissemination thereof to customers, and shall not unreasonably refuse to amend such notice to incorporate any changes that the other such party proposes as necessary to comply with applicable law. All costs and expenses of any notice or communication sent or published by Purchaser or Seller shall be the responsibility of the party sending such notice or communication and all costs and expenses of any jointly sent notice or communication shall be shared equally by Seller and Purchaser. Seller shall use its commercially reasonable efforts to, as soon as reasonably practicable and in any event within twenty one (21) calendar days after the date hereof, provide to Purchaser a report of the names and addresses of the owners of the Deposits and the lessees of the safe deposit boxes as of a recent date hereof in connection with the mailing of such materials and Seller shall provide updates to such report at reasonable intervals thereafter upon the reasonable request of Purchaser from time to time. No communications by Purchaser, and no communications by Seller outside the ordinary course of business, to any such owners, borrowers, customers or lessees as such shall be made prior to the Closing Date except as provided in this Agreement or otherwise agreed to by the parties in writing.

(b) Following the giving of any notice described in paragraph (a) above, Purchaser and Seller shall deliver to each new customer at any of the Branches such notice or notices as may be reasonably necessary to notify such new customers of Purchaser’s pending assumption of liability for the Deposits and to comply with applicable law.

(c) Neither Purchaser nor Seller shall object to the use, by depositors of the Deposits, of payment orders issued to or ordered by such depositors on or prior to the Closing Date, which payment orders bear the name, or any logo, trademark, service mark or the proprietary mark of Seller, BBX or any of their respective Affiliates; provided, however, that Purchaser shall notify Deposit account customers that, upon the expiration of a post-Closing processing period, which shall be ninety (90) calendar days after the Closing Date (the “Post-Closing Processing Period”), any Items that are drawn on Seller shall not thereafter be honored by Seller. Such notice shall be given by delivering written instructions to such effect to such Deposit account customers in accordance with this Section 4.2.

(d) During the period beginning on the Closing Date and ending on the ninetieth (90th) calendar day thereafter, Seller shall, by commercially reasonable efforts and at Purchaser’s expense, (A) accept as a correspondent bank for forwarding to Purchaser all Items that are presented to Seller for payment or credit in any manner including through Seller’s Federal Reserve cash letters or correspondent bank cash letters or deposited by Deposit account customers, correspondent banks or others but excluding ATM withdrawals, deposits and transfers unless initiated with an automated teller machine card issued by Purchaser; and (B) send all such items in the form of an ICL (Image Cash Letter) and make available to Purchaser no later than 8:00 a.m., New York City time, on the Business Day after presentation to Seller. For deposits processed in error by Seller, copies of the deposit slips and copies of the deposited items will be batched and provided to Purchaser by 12:00 noon, New York City time, on the next Business Day and will be provided via secured email to allow memo posting of the deposits to the customer accounts.

4.3 Direct Deposits. Seller will transfer to Purchaser on the Closing Date all of those automated clearing house (“ACH”) and FedWire direct deposit arrangements related (by agreement or other standing arrangement, if any) to the Deposits that are in Seller’s ACH warehouse system and will use its commercially reasonable efforts to so transfer any other such arrangements. For a period of ninety (90) calendar days following the Closing, in the case of ACH direct deposits to accounts constituting Deposits (the final Business Day of such period being the “ACH Direct Deposit Cut-Off Date”), Seller shall transfer to Purchaser all received ACH direct deposits each Business Day at 7:00 a.m., New York City time, to the extent reasonably practicable, but in any event not later than 7:30 a.m., New York City time. Such transfers shall contain Direct Deposits effective for that Business Day only. On each Business Day, for a period of ninety (90) calendar days following the Closing Date (the final Business

Day of such period being the “FedWire Direct Deposit Cut-Off Date”), FedWires received by Seller for credit to accounts constituting Deposits shall be returned (as soon as is practicable after receipt) to the originator with an indication of Purchaser’s correct Wire Room contact information and an instruction that such wire should be sent to Purchaser. Compensation for ACH direct deposits or FedWire direct deposits not forwarded to Purchaser on the same Business Day as that on which Seller has received such deposits will be handled in accordance with the applicable rules established by the United States Council on International Banking. After the respective ACH Direct Deposit Cut-Off Date or FedWire Direct Deposit Cut-Off Date, Seller may discontinue accepting and forwarding ACH and FedWire entries and funds and return such direct deposits to the originators marked “Account Closed.” Seller and its Affiliates shall not be liable for any overdrafts that may thereby be created. Purchaser and Seller shall agree on a reasonable period of time prior to the Closing during which Seller will no longer be obligated to accept new direct deposit arrangements related to the Branches. At the time of the ACH Direct Deposit Cut-Off Date, Purchaser will provide ACH originators with account numbers relating to the Deposits.

4.4 Direct Debits. As soon as practicable after the notice provided in Section 4.2(a), Purchaser shall send appropriate notice to all customers having accounts constituting Deposits the terms of which provide for direct debit of such accounts by third parties, instructing such customers concerning the transfer of customer direct debit authorizations from Seller to Purchaser. Such notice shall be in a form reasonably agreed to by the parties. For a period of ninety (90) calendar days following the Closing, Seller shall transfer to Purchaser all received direct debits on accounts constituting Deposits each Business Day at 7:00 a.m., New York City time, to the extent reasonably practicable, but in any event not later than 7:30 a.m., New York City time. Such transfers shall contain Direct Debits effective for that Business Day only. Thereafter, Seller may discontinue forwarding such entries and return them to the originators marked “Account Closed.” Purchaser and Seller shall agree on a reasonable period of time prior to the Closing during which Seller will no longer be obligated to accept new direct debit arrangements related to the Branches. Beginning on the Closing Date, Purchaser shall provide ACH originators of such Direct Debits with account numbers relating to the Deposits.

4.5 Access to Records. (a) From and after the Closing Date, each of the parties shall permit the other, at such other party’s sole expense, reasonable access to any applicable Records in its possession or control relating to matters arising on or before the Closing Date and reasonably necessary, solely in connection with (i) accounting purposes, (ii) regulatory purposes, (iii) any claim, action, litigation or other proceeding involving the party requesting access to such Records, (iv) any legal obligation owed by such party to any present or former depositor or other customer, or (v) Tax purposes, subject to confidentiality requirements. Such party requesting such access shall not use the Records or any information contained therein or derived therefrom for any other purpose whatsoever. All Records, whether held by Purchaser or Seller, shall be maintained for such periods as are required by law, unless the parties shall agree in writing to a longer period. Between the date hereof and the Closing Date, Purchaser and Seller shall use commercially reasonable efforts to agree to policies and procedures to be followed by each party in connection with any request by Purchaser, following the Closing Date, for Seller to provide it with Records retained by Seller following the Closing.

(b) Each party agrees that any records or documents that come into its possession as a result of the transactions contemplated by this Agreement, to the extent relating to the other party’s business and not relating to the Assets, the Assumed Liabilities or the business of the Branches (which becomes the property of Purchaser), shall remain the property of the other party, and shall, upon the other party’s request from time to time and as it may elect in its sole discretion, be returned to the other party or destroyed, and each party agrees not to make any use of such records or documents and to keep such records and documents confidential in accordance with Section 7.2(c).

4.6 Interest Reporting and Withholding. (a) Unless otherwise agreed to by the parties, Seller will report to applicable taxing authorities and holders of Deposits, with respect to the period from January 1 of the year in which the Closing occurs through the Closing Date, all interest (including dividends and other distributions with respect to money market accounts) credited to, withheld from and any early withdrawal penalties imposed upon, the Deposits. Purchaser will report to the applicable taxing authorities and holders of Deposits, with respect to all periods from the day after the Closing Date, all such interest credited to, withheld from and any early withdrawal penalties imposed upon, the Deposits. Any amounts required by any governmental agencies to be withheld from any of the Deposits through the Closing Date will be withheld by Seller in accordance with applicable law or appropriate notice from any governmental agency and will be remitted by Seller to the appropriate agency on or prior to the applicable due date. Any such withholding required to be made subsequent to the Closing Date will be withheld by Purchaser in accordance with applicable law or appropriate notice from any governmental agency and will be remitted by Purchaser to the appropriate agency on or prior to the applicable due date.

(b) Unless otherwise agreed by the parties, Seller shall be responsible for delivering to payees all IRS notices and forms with respect to information reporting and tax identification numbers required to be delivered through the Closing Date with respect to the Deposits, and Purchaser shall be responsible for delivering to payees all such notices and forms required to be delivered following the Closing Date with respect to the Deposits.

4.7 Negotiable Instruments. Seller will remove any supply of Seller’s money orders, official checks, gift checks, travelers’ checks or any other negotiable instruments located at each of the Branches on the Closing Date.

4.8 ATM/Debit Cards; POS Cards. Seller will use its commercially reasonable efforts to provide Purchaser with a list of ATM access/debit cards and Point-of-Sale (“POS”) cards issued by Seller to depositors of any Deposits, and a record thereof in a format reasonably agreed to by the parties containing all addresses therefor, no later than twenty-one (21) calendar days after the date of this Agreement, and Seller will provide Purchaser with an updated record forty-five (45) calendar days prior to the Closing Date. At or promptly after the Closing, Seller will provide Purchaser with a revised record through the Closing. In instances where a depositor of a Deposit made an assertion of error regarding an account pursuant to the Electronic Funds Transfer Act and Federal Reserve Board Regulation E, and Seller, prior to the Closing, recredited the disputed amount to the relevant account during the conduct of the error investigation, Purchaser agrees to comply with a written request from Seller to debit such account in a stated amount and remit such amount to Seller, to the extent of the balance of funds available in the accounts. Seller agrees to indemnify Purchaser for any claims or losses that Purchaser may incur as a result of complying with such request from Seller. Seller and Purchaser shall discuss in good faith the option of having Seller transfer customers’ PINs to Purchaser at Closing. In the context of such discussions, Seller will disclose to Purchaser customers’ PINs as reasonably necessary to effectuate any such transfer, it being agreed that Purchaser shall protect the confidentiality of such PINs in accordance with protocols Purchaser uses to protect its customers’ PINs. Following receipt of all Regulatory Approvals (except for the expiration of statutory waiting periods), Purchaser shall reissue ATM access/debit cards to depositors of any Deposits not earlier than forty-five (45) Business Days nor later than fifteen (15) Business Days prior to the Closing Date, which cards shall be effective on or before 3:00 p.m., New York City time, on the Closing Date. Purchaser and Seller agree to settle any and all ATM transactions and POS transactions effected on or before 3:00 p.m., New York City time, on the Closing Date, but processed after the Closing Date, as soon as practicable. In addition, Purchaser assumes responsibility for and agrees to pay on presentation all POS transactions initiated before or after the Closing with POS cards issued by Seller to access Transaction Accounts.

4.9 Data Processing Conversion for the Branches and Handling of Certain Items. (a) The conversion of the data processing with respect to the Branches and the Assets and Assumed Liabilities will be completed on the Closing Date unless otherwise agreed to by the parties. Seller and Purchaser agree to cooperate to facilitate the orderly transfer of data processing information in connection with the P&A Transaction. Within ten (10) Business Days of the date of this Agreement, Purchaser and/or its representatives shall be permitted reasonable access (subject to the provisions of Section 7.2(a)) to review each Branch for the purpose of installing automated equipment for use by Branch personnel. Following the receipt of the Regulatory Approvals (except for the expiration of statutory waiting periods) or with the approval of Seller, Purchaser shall be permitted, at its expense and without unreasonably interfering with the operations of the Branches, to install and test communication lines, both internal and external, from each site and prepare for the installation of automated equipment on the Closing Date.

(b) As soon as practicable and in no event more than three (3) Business Days after the Closing Date, Purchaser shall mail to each depositor in respect of a Transaction Account (i) a letter approved by Seller requesting that such depositor promptly cease writing Seller’s drafts against such Transaction Account and (ii) new drafts which such depositor may draw upon Purchaser against such Transaction Accounts. Purchaser shall use commercially reasonable efforts to cause these depositors to begin using such drafts and cease using drafts bearing Seller’s name. The parties hereto shall use commercially reasonable efforts to develop procedures that cause Seller’s drafts against Transaction Accounts received after the Closing Date to be cleared through Purchaser’s then-current clearing procedures. During the ninety (90) calendar day period after the Closing Date, if it is not possible to clear Transaction Account drafts through Purchaser’s then-current clearing procedures, Seller shall make available to Purchaser as soon as practicable but in no event more than three (3) Business Days after receipt all Transaction Account drafts drawn against Transaction Accounts. Seller shall have no obligation to pay such forwarded Transaction Account drafts. Upon the expiration of such ninety (90) calendar day period, Seller shall cease forwarding drafts against Transaction Accounts. Seller shall be compensated for its processing of the drafts and for other services rendered to Purchaser during the ninety (90) calendar day period following the Closing Date in accordance with Schedule 4.9.

(c) Any items that were credited for deposit to or cashed against a Deposit prior to the Closing and are returned unpaid on or within ninety (90) calendar days after the Closing Date (“Returned Items”) will be handled as set forth herein. Except as set forth below, Returned Items shall be the responsibility of Seller. If depositor’s bank account at Seller is charged for the Returned Item, Seller shall forward such Returned Item to Purchaser. If upon Purchaser’s receipt of such Returned Item there are sufficient funds in the Deposit to which such Returned Item was credited or any other Deposit transferred at the Closing standing in the name of the party liable for such Returned Item, Purchaser will debit any or all of such Deposits an amount equal in the aggregate to the Returned Item, and shall repay that amount to Seller. If there are not sufficient funds in the Deposit because of Purchaser’s failure to honor holds placed on such Deposit, Purchaser shall repay the amount of such Returned Item to Seller. Any items that were credited for deposit to or cashed against an account at the Branches to be transferred at the Closing prior to the Closing and are returned unpaid more than ninety (90) calendar days after the Closing will be the responsibility of Seller.

(d) During the ninety (90) calendar day period after the Closing Date, any deposits or other payments received by Purchaser in error shall be returned to Seller within two (2) Business Days of receipt by Purchaser.

(e) Prior to the Closing Date, Purchaser will open and maintain a demand deposit account with Seller for deposits, to be used for settlement activity following the Closing Date. Seller will provide Purchaser with a daily statement for this account and Purchaser will be responsible for initiating all funding and draw-down activity against this account. Purchaser will ensure that all debit (negative) balances are funded no later than one day following the day the account went into a negative status. Activity that will be settled through this account will include but not be limited to: items drawn on a Deposit but presented to Seller for payment, ACH transactions, Direct Debit transactions and Returned Items.

4.10 Employee Training. In accordance with Section 7.2 and after receipt of Regulatory Approvals (except for the expiration of statutory waiting periods), Seller and Purchaser shall agree to mutually acceptable terms and conditions under which Purchaser shall be permitted to provide training to Seller’s employees at the Branches who are reasonably anticipated to become Transferred Employees. Any such training will be conducted in a manner that will not unreasonably interfere with the business activities of the Branches. Purchaser shall reimburse Seller for the additional time spent by, and all related, reasonable travel expenses incurred by, any such prospective Transferred Employee in connection with such training activities to the extent such time and expenses would not have been spent or incurred by such prospective Transferred Employee but for such training activities, and Purchaser shall pay the full salary or wages of replacement employees for such prospective Transferred Employees excused from their duties at the Branches for such training activities for the periods during which such prospective Transferred Employees are excused, where such replacement employees are reasonably determined by Seller (and reasonably agreed to by Purchaser) to be needed to maintain ongoing operations at the Branches without disruption. Such training activities may take place, as mutually agreed by the parties, at a Branch or off-site. As promptly as practicable following the date of this Agreement, Purchaser shall provide Seller with Purchaser’s proposed plan for the training of all anticipated Transferred Employees and, within ten (10) Business Days of Seller’s receipt of such plan, Seller shall provide Purchaser with an estimate of the anticipated costs of implementing Purchaser’s proposed training program. Notwithstanding the foregoing, Seller and Purchaser shall reasonably cooperate in good faith to minimize the costs of such training program in a manner consistent with achieving its intended purpose.

4.11 Expenses Relating to Transitional Matters. Purchaser shall be responsible for the payment of all documented, out-of-pocket third party fees or expenses reasonably incurred by Seller in connection with the preparation and delivery to Purchaser of data, files and other information contemplated by this Article 4; provided that Seller shall, when commercially reasonable, utilize internal resources.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser as follows, except as set forth in the Seller Disclosure Schedule:

5.1 Corporate Organization and Authority. Seller is a federal savings association, duly organized and validly existing under the laws of the United States, and has the requisite power and authority to conduct the business now being conducted at the Branches. Seller has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller and (assuming due authorization, execution and delivery by Purchaser) is a valid and binding agreement of Seller enforceable against Seller in accordance with its terms subject, as to enforcement, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

5.2 No Conflicts. The execution, delivery and performance of this Agreement by Seller does not, and will not, (i) violate any provision of its charter or by-laws, (ii) subject to Regulatory Approvals, violate or constitute a breach of, or default under, any law, rule, regulation, judgment, decree, ruling or order of any court, government or governmental agency to which Seller is subject or any agreement or instrument of Seller, or to which Seller is subject or by which Seller is otherwise bound, which violation, breach, contravention or default referred to in this clause (ii), individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect (assuming the receipt of any required third party consents under the Branch Leases, the Equipment Leases, the Facility Leases and the Assumed Contracts in respect of the transactions herein contemplated) or (iii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Encumbrance upon any of the Assets under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Seller is a party, or by which it or any of its properties or assets may be bound or affected, which breach, conflict, loss of benefit, termination, cancellation, acceleration, Encumbrance, violation or default would materially impact the Assets and Assumed Liabilities or materially prevent or delay Seller from performing its obligations under this Agreement in all material respects. Seller has all licenses, franchises, permits, certificates of public convenience, orders and other authorizations of all federal, state and local governments and governmental authorities necessary for the lawful conduct of its business at each of the Branches as now conducted in all material respects, and all such material licenses, franchises, permits, certificates of public convenience, orders and other authorizations are valid and in good standing and, to Seller’s knowledge, are not subject to any suspension, modification, revocation or proceedings related thereto.

5.3 Approvals and Consents. Other than Regulatory Approvals, no notices, reports or other filings are required to be made by Seller with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Seller from, any governmental or regulatory authorities of the United States or the several States in connection with the execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereby by Seller. There are no consents or approvals of any other third party required to be obtained in connection with the execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated by this Agreement by Seller.

5.4 Leases. Each Branch Lease, each Facility Lease and each Tenant Lease is the valid and binding obligation of Seller, and to Seller’s knowledge, of each other party thereto; and there does not exist with respect to Seller’s material obligations thereunder, or, to Seller’s knowledge, with respect to the material obligations of the lessor thereof, any default, or event or condition that constitutes or, after notice or passage of time or both, would constitute a default on the part of Seller or the lessor or sublessee, as applicable, under any such Branch Lease, Facility Lease or Tenant Lease. As used in this Section 5.4, the term “lessor” includes any sub-lessor of the property to Seller. The Branch Leases and Facility Leases give Seller the right to occupy the building and land comprising the related Branch or Facility, as applicable, in accordance with the terms of such Branch Lease or Facility Lease. Other than the Tenant Leases, there are no leases to third parties relating to any Branch or any Facility created or suffered to exist by Seller.

5.5 Litigation and Undisclosed Liabilities. There are no actions, complaints, petitions, suits or other proceedings or any decree, injunction, judgment, order or ruling entered, promulgated or pending or, to Seller’s knowledge, threatened against Seller and affecting or relating to in any manner the Branches, the Facilities, the Assets or the Assumed Liabilities or against any of the Branches. To Seller’s knowledge, there are no facts or circumstances that would reasonably be expected to result in any material claims, obligations or liabilities with respect to the Branches, the Facilities, the Assets or the Assumed Liabilities other than as otherwise disclosed in this Agreement, including the Schedules hereto and the Seller Disclosure Schedule.

5.6 Regulatory Matters. (a) There are no pending or, to Seller’s knowledge, threatened disputes or controversies between Seller and any federal, state or local governmental agency or authority materially affecting the Branches, the Facilities, the Assets or the Assumed Liabilities.

(b) Neither Seller nor any of its Affiliates has received any indication from any federal or state governmental agency or authority that such agency would oppose or refuse to grant a Regulatory Approval and Seller knows of no reason relating to Seller or its Affiliates for any such opposition or refusal.

(c) Neither Seller nor any of its Affiliates is a party to any written order, decree, agreement or memorandum of understanding with, or commitment letter or similar submission to, any federal or state regulatory agency or authority charged with the supervision or regulation of depository institutions, nor has any of them been advised by any such agency or authority that it is contemplating issuing or requesting any such order, decree, agreement, memorandum of understanding, commitment letter or submission, in each case materially affecting the Branches, the Facilities, the Assets or the Assumed Liabilities.

5.7 Compliance with Laws. All business of the Branches or relating to the Assets and the Assumed Liabilities has been conducted in compliance, in all material respects, with all federal, state and local laws, regulations, rules and ordinances applicable thereto, except non-compliance which would not reasonably be expected to have a Material Adverse Effect. The Deposits and deposit accounts were opened, extended or made, and have been maintained, in accordance in all material respects with all applicable federal, state and local laws, regulations, rules and orders, and the terms and conditions of the applicable agreements and account documents governing such Deposits and deposit accounts.

5.8 Records. The Records accurately reflect in all material respects as of their respective dates the Net Book Value of the Assets and Assumed Liabilities being transferred to Purchaser hereunder and all other matters the Records purport to present. The Records include all customary Branch, customer and customer-related information reasonably necessary to service the Deposits on an ongoing basis and as may be required under applicable law.

5.9 Title to Assets. Seller is the lawful owner of, or in the case of leased Assets, has a valid leasehold interest in, each of the Assets, free and clear of all Encumbrances. Subject to the terms and conditions of this Agreement, on the Closing Date Purchaser will acquire good and marketable title to, or in the case of leased Assets (subject to receipt of the consents and approvals set forth in Schedule 3.5(i) of the Seller Disclosure Schedule), a valid leasehold interest in, all of the Assets, free and clear of any Encumbrances.

5.10 Deposits. The deposit agreements and other documents relating to the Deposits to be delivered or made available to Purchaser will be those that are necessary to establish the amounts or other terms of the Deposits, that will govern the terms of the Deposit accounts and that evidence the Deposits. The Deposit accounts are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid in full when due. All of the Deposits are transferable at the Closing to Purchaser, and, to Seller’s knowledge, there are no Deposits that are subject to any judgment, decree or order of any court or governmental authority.

5.11 Environmental Laws; Hazardous Substances. Each parcel of Real Property:

(i)	is and has been operated by Seller in all material respects in compliance with all applicable Environmental Laws;

(ii)	is not the subject of any written notice received by Seller from any governmental authority or other Person alleging the material violation of, or material liability under, any applicable Environmental Law;

(iii)	to Seller’s knowledge, is not currently subject to any court order, administrative order or decree arising under any Environmental Law;

(iv)	has not been used by Seller or, to Seller’s knowledge, any other Person for the disposal of Hazardous Substances and, to Seller’s knowledge, is not contaminated with any Hazardous Substances requiring remediation or response under any applicable Environmental Law; and

(v)	to Seller’s knowledge, has not had any material releases, emissions, or discharges of Hazardous Substances except as permitted under applicable Environmental Laws which have not been remediated in all material respects.

5.12 Brokers’ Fees. Seller has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement, except for the fees and commissions of Stifel, Nicolaus & Company, Incorporated, for which Seller or BBX shall be solely liable.

5.13 Property.

(a) Seller has, and will convey to Purchaser at the Closing, good and marketable title to the Owned Real Property, free and clear of all Encumbrances.

(b) Seller has not received any written notice of any material uncured current violations, citations, summonses, subpoenas, compliance orders, directives, suits, other legal processes, or other written notice of potential liability under applicable zoning, building, fire and other applicable laws and regulations relating to the Owned Real Property, and, except as would not reasonably be expected, individually or in the aggregate, to materially affect Purchaser’s use and enjoyment of the Owned Real Property, there is no action, suit, proceeding or investigation pending or, to Seller’s knowledge, threatened before any governmental authority that relates to Seller or the Owned Real Property.

(c) Seller has not received any written notice of any actual or pending condemnation proceeding relating to the Branches.

(d) Seller has received no written notice of any material default or breach by Seller under any covenant, condition, restriction, right of way or easement affecting the Owned Real Property or any portion thereof, and, to Seller’s knowledge, no such default or breach now exists.

(e) Neither Seller nor any of its Affiliates has entered into any agreement regarding the Real Property (other than the Branch Leases or Facility Leases), and the Real Property is not

subject to any claim, demand, suit, lien, proceeding or litigation of any kind, pending or outstanding, or, to Seller’s knowledge, threatened, that would be binding upon Purchaser or its successors or assigns and materially affect or limit Purchaser’s or its successors’ or assigns’ use and enjoyment of the Real Property or that would materially limit or restrict Purchaser’s right or ability to enter into this Agreement and consummate the sale and purchase contemplated hereby.

(f) Seller has valid title to its Personal Property, free and clear of all Encumbrances, and has the right to sell, convey, transfer, assign and deliver to Purchaser all of the Personal Property. The Personal Property is in reasonable working order in all material respects (subject to ordinary wear and tear).

5.14 Absence of Certain Changes or Events.

(a) Since September 30, 2010, no event has occurred that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Seller.

(b) Since September 30, 2010, Seller has not taken, or committed to take, any action, nor has the board of directors of Seller resolved to take any action, that, if so taken, committed to or resolved on or after the date of this Agreement would not be permitted under Section 7.1(d) without Purchaser’s consent.

5.15 Employee Benefit Plans; Labor Matters.

(a) Schedule 5.15(a)(i) of the Seller Disclosure Schedule contains a complete, true and accurate list of the Branch Employees, with such list expressly indicating (i) which of such employees are on leave and who are eligible to return to work under Seller’s policies, specifying the type of leave (such as, family and medical leave, military leave or personal, short-term or long-term disability or pregnancy leave, approved or unapproved) and the anticipated return date from such leave, (ii) their date of commencement of employment, (iii) their positions, (iv) their business locations, (v) their cost center name and number, (vi) their annual/weekly/hourly rates of compensation, (vii) their incentive and discretionary bonus amounts for the 2010 calendar year, (viii) their current year’s target incentive bonus, (ix) their status as exempt or non-exempt under the Fair Labor Standards Act, and (x) their average scheduled hours per week. Schedule 5.15(a)(i) shall be updated promptly upon Purchaser’s request from time to time following the date hereof to reflect changes to the foregoing, with the final such update to occur no later than May 2, 2011 (it being understood that Seller will inform Purchaser in writing of the termination of employment of a Business Employee following such date). Schedule 5.15(a)(ii) of the Seller Disclosure Schedule sets forth a complete, true and accurate list of each written or oral, express or implied, employment, retention, bonus commitment (whether or not a guarantee), severance, change of control agreement or other similar arrangement, to which a Branch Employee is a party with Seller (each, an “Employment Agreement”), and Seller has provided or made available complete, true and accurate copies of each such agreement. None of the Branch Employees are subject to any non-competition, non-solicitation or any other similar agreement that would limit or restrict any Branch Employee’s employment activities or services upon severance of employment with Seller.

(b) No Benefit Plan in which the Branch Employees participate is a multiemployer plan within the meaning of Section 3(37) of ERISA or a plan that has two or more contributing sponsors at least two of whom are not under common control within the meaning of Section 4063 of ERISA.

(c) The transactions contemplated by this Agreement will not, either alone or in combination with any other event or events, subject to Purchaser’s compliance with its obligations under this Agreement, (i) entitle any Branch Employee to severance pay, unemployment compensation or any other payment or (ii) result in acceleration of benefits or payments due any Branch Employee.

(d) No Branch Employee is a party to any collective bargaining agreement, contract or other agreement or understanding with a labor organization of any type. With respect to any Branch Employee, (i) Seller is not the subject of any proceeding seeking to compel it to bargain with any labor organization as to wages and conditions of employment, nor to Seller’s knowledge is any such proceeding threatened, and (ii) no strike or similar labor dispute by the Branch Employees is pending or, to Seller’s knowledge, threatened.

(e) Seller has not within the past twelve (12) months caused (i) a plant closing as defined in the WARN Act, affecting any site of employment or one or more operating units within any site of employment of Seller at which the Branch Employees are located or (ii) a mass layoff as defined in the WARN Act, nor has Seller been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any state or local law similar to the WARN Act, in each case, under circumstances that would reasonably be expected to affect the Branch Employees.

5.16 Available Funds. Seller has, and as of the Closing Date will have, sufficient funds to consummate the transactions contemplated by this Agreement, including the making of payment pursuant to Section 3.2 and, if applicable, Section 3.3.

5.17 Post-Closing Condition. After the Closing and immediately after giving effect to the transactions contemplated by this Agreement, including the making of payments pursuant to Section 3.2 and, if applicable, Section 3.3, (i) the consolidated assets of Seller and its subsidiaries will, as of such date, exceed their consolidated debts and liabilities (subordinated, contingent or otherwise), and (ii) Seller and its subsidiaries will be able to pay, as of such date, their consolidated debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured. For purposes of this Section 5.17, the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that would reasonably be expected to become an actual or matured liability.

5.18 Limitations on Representations and Warranties. Except for the representations and warranties specifically set forth in this Agreement, neither Seller nor any of its agents, Affiliates or representatives, nor any other Person, makes or shall be deemed to make any representation or warranty to Purchaser, express or implied, at law or in equity, with respect to the transactions contemplated hereby, and Seller hereby disclaims any such representation or warranty whether by Seller or any of its officers, directors, employees, agents or representatives or any other Person.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller as follows:

6.1 Corporate Organization and Authority. Purchaser is a national banking association, duly organized and validly existing under the laws of the United States and has the requisite power and authority to conduct the business conducted at the Branches substantially as currently conducted by Seller. Purchaser has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement is a valid and binding agreement of Purchaser enforceable against Purchaser in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

6.2 No Conflicts. The execution, delivery and performance of this Agreement by Purchaser does not, and will not, (i) violate any provision of its charter or by-laws or (ii) subject to the Regulatory Approvals, violate or constitute a breach of, or default under, any law, rule, regulation, judgment, decree, ruling or order of any court, government or governmental authority to which Purchaser is subject or any agreement or instrument of Purchaser, or to which Purchaser is subject or by which Purchaser is otherwise bound, which violation, breach, contravention or default referred to in this clause (ii), individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect.

6.3 Approvals and Consents. Other than the Regulatory Approvals, no notices, reports or other filings are required to be made by Purchaser with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Purchaser from, any governmental or regulatory authority of the United States or the several States in connection with the execution and delivery of this Agreement by Purchaser and the consummation of the transactions contemplated hereby by Purchaser, the failure to make or obtain any or all of which, individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect.

6.4 Regulatory Matters. (a) There are no pending or, to Purchaser’s knowledge, threatened disputes or controversies between Purchaser and any federal, state or local governmental agency or authority that, individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect.

(b) Neither Purchaser nor any of its Affiliates has received any indication from any federal or state governmental agency or authority that such agency would oppose or refuse to grant a Regulatory Approval and Purchaser knows of no reason that it will not timely receive any necessary approval or authorization of all applicable bank Regulatory Authorities.

(c) Neither Purchaser nor any of its Affiliates is a party to any written order, decree, agreement or memorandum of understanding with, or commitment letter or similar submission to, any federal or state regulatory agency or authority charged with the supervision or regulation of depository institutions, nor has Purchaser been advised by any such agency or authority that it is contemplating issuing or requesting any such order, decree, agreement, memorandum of understanding, commitment letter or submission, in each case that, individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect.

6.5 Litigation and Undisclosed Liabilities. There are no actions, suits or proceedings pending or, to Purchaser’s knowledge, threatened against Purchaser, or obligations or liabilities (whether or not accrued, contingent or otherwise) or, to Purchaser’s knowledge, facts or circumstances that could reasonably be expected to result in any claims against or obligations or liabilities of Purchaser that, individually or in the aggregate, would have a Material Adverse Effect.

6.6 Operation of the Branches. Purchaser intends to continue to provide retail and business banking services in the geographical area served by the Branches.

6.7 Brokers’ Fees. Purchaser has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement, except for fees and commissions for which Purchaser shall be solely liable.

6.8 Limitations on Representations and Warranties. Except for the representations and warranties specifically set forth in this Agreement, neither Purchaser nor any of its agents, Affiliates or representatives, nor any other Person, makes or shall be deemed to make any representation or warranty to Seller, express or implied, at law or in equity, with respect to the transactions contemplated hereby, and Purchaser hereby disclaims any such representation or warranty whether by Purchaser or any of its officers, directors, employees, agents or representatives or any other Person.

ARTICLE 7

COVENANTS OF THE PARTIES

7.1 Activity in the Ordinary Course. From the date hereof until the Closing Date, (i) except as set forth in Schedule 7.1 of the Seller Disclosure Schedule, (ii) as may be required by a Regulatory Authority or applicable law or (iii) as otherwise expressly provided hereby, Seller (a) will, with respect to the Branches, the Assets and the Assumed Liabilities, use its commercially reasonable efforts to preserve its business relationships with depositors, (b) will maintain the Branches and the Facilities in their current condition, ordinary wear and tear excepted, (c) use its commercially reasonable efforts to conduct the business of the Branches and the Facilities and preserve the Assets and Assumed Liabilities in all material respects in the ordinary and usual course of business consistent with past practice and (d) shall not, without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed):

(i)	Increase or agree to increase the salary, benefits, remuneration or compensation of, or pay any bonus to, any Branch Employee, other than, following notice to Purchaser, (A) prior to May 2, 2011, normal salary or wage increases in the ordinary course of business consistent with past practice (however, any such increase shall, in no event, increase the aggregate cash compensation for Branch Employees by more than 2% of their aggregate cash compensation as of the date of this Agreement), (B) increases or payments as required by contractual commitments outstanding on the date hereof and provided to Purchaser prior to the date hereof and set forth on Schedule 7.1(i)(B) of the Seller Disclosure Schedule, and (C) regular bonuses granted in the ordinary course of business consistent with past practice and set forth on Schedule 7.1(i)(C) of the Seller Disclosure Schedule;

(ii)	Establish, adopt, enter into or amend any plan, agreement or arrangement that provides for incentive compensation, bonus or commissions or any Employment Agreement (or arrangement that would be an employment agreement if in effect on the date hereof) with respect to any Branch Employee (including any new hire);

(iii)	(A) Transfer any Branch Employee to another branch, facility or office of BBX or Seller or any of their respective Affiliates which is not a Branch or Facility, or (B) transfer any employee of BBX or Seller or any of their respective Affiliates who, as of the date hereof, is not a Branch Employee to any Branch or Facility other than temporary assignments of a fill-in nature in the ordinary course of business;

(iv)	Hire any employee for any of the Branches or Facilities other than, prior to May 2, 2011, in the ordinary course and consistent with past practices, including, with respect to the type of position filled and the compensation and benefit levels;

(v)	Terminate any Branch Employee, except in the ordinary course of business in accordance with existing personnel policies and practices of Seller;

(vi)	Establish or price Deposits at any Branch other than in the ordinary course of business consistent with Seller’s past practices (including deposit pricing policies in effect for such Branch as of the date hereof), subject to the limitation in (vii) below;

(vii)	Offer interest rates or terms on any category of Deposits at any Branch in a manner inconsistent with Seller’s past practice;

(viii)	Introduce new products or market promotions at any Branch other than market promotions in the ordinary course of business consistent with Seller’s past practices; provided, however, that in no event shall Seller offer any “teaser” interest rates in the course of introducing any new market promotion permitted under this Section 7.1(viii);

(ix)	Conduct its business in a manner inconsistent with Seller’s past practice for the sole purpose of increasing the Purchase Price Premium;

(x)	Transfer to or from any Branch or Facility to or from any of Seller’s other operations or branches any material Assets or any Deposits (except pursuant to an unsolicited customer request where it would be customary banking practice to honor such request);

(xi)	Sell, transfer, assign, encumber or otherwise dispose of or enter into any contract, agreement or understanding to sell, transfer, assign, encumber or dispose of any of the Assets or Deposits existing on the date hereof, except in the ordinary course of business consistent with past practice;

(xii)	Make or agree to make any individual capital expenditure in respect of the Assets or the Assumed Liabilities in excess of $5,000; provided that with respect to any written request for Purchaser’s consent for proposed capital expenditures that Seller deems to be for “emergency purposes,” Purchaser shall respond within forty-eight (48) hours;

(xiii)	Make or agree to make any material improvements to the Owned Real Property or the leased property subject to a Branch Lease or a Facility Lease, except normal maintenance or refurbishing purchased or made in the ordinary course of business;

(xiv)	Close, sell, consolidate or relocate any Branch or Facility or otherwise file any application or give any notice to relocate or close any Branch or Facility;

(xv)	Amend, terminate or extend in any material respect any Branch Lease, Facility Lease or Tenant Lease; provided, however, Seller may extend any Branch Lease, Facility Lease or Tenant Lease if, in its reasonable business judgment, and after consultation with Purchaser, Seller determines such extension is necessary to deliver the Branch or Facility on the Closing Date as a fully operative branch banking operation;

(xvi)	Knowingly take any action that would reasonably be expected to (A) adversely affect the ability of any party hereto to obtain the Regulatory Approvals, (B) adversely affect the ability of any party hereto to obtain any consent required pursuant to this Agreement, (C) result in the failure of the condition set forth in Section 9.1(c) or (D) result in any of the covenants or conditions to the transactions contemplated hereby not being materially satisfied;

(xvii)	Except as permitted by this Section 7.1, knowingly take, or knowingly permit its Affiliates to take, any action impairing in a material respect Purchaser’s rights or obligations in respect of any Deposit, Asset or Assumed Liability; or

(xviii)	Solicit, agree with, or commit to, any Person to do any of the things described in clauses (i) through (xvii) except as contemplated hereby.

7.2 Access and Confidentiality. (a) Until the earlier of the Closing Date and the date on which the Agreement is terminated pursuant to Article 10, Seller shall afford to Purchaser and its officers and authorized agents and representatives reasonable access during normal business hours to the properties, books, records, contracts, documents, files and other information of or relating to the Assets, the Assumed Liabilities and the Branch Employees; provided, however, that nothing herein shall afford Purchaser the right to review any information to the extent relating solely to loans held by Seller, including information regarding borrowers, or any information to the extent relating solely to Seller’s other branches, facilities and operations not subject to this Agreement. Seller shall identify to Purchaser, within fifteen (15) calendar days after the date hereof, a group of its salaried personnel (with the necessary expertise and experience to assist Purchaser) that shall constitute a “transition group” who will be available to Purchaser at reasonable times during normal business hours to provide information and assistance in connection with Purchaser’s investigation of matters relating to the Assets, the Assumed Liabilities and transition matters. Such transition group will also work cooperatively to identify and resolve issues arising from any commingling of Records with Seller’s records for its other branches, assets and operations not subject to this Agreement. Seller shall furnish Purchaser with such additional financial and operating data and other information about its business operations at the Branches as may be reasonably necessary for the orderly transfer of the business operations of the Branches and for purposes of enabling Purchaser to comply with its securities law disclosure obligations, and Purchaser shall be responsible for any documented, out-of-pocket third party costs reasonably incurred by Seller in connection with furnishing such information; provided, however, that Seller shall, when commercially reasonable, utilize its internal resources; and provided, further, that nothing herein shall afford Purchaser the right to review any information relating to loans held by Seller, including information regarding borrowers or any information relating to Seller’s other branches, facilities and operations not subject to this Agreement. Any investigation pursuant to this Section 7.2(a) shall be conducted in such manner as not to interfere unreasonably with the conduct of Seller’s business. Without limiting the generality of the foregoing, Purchaser may meet with Branch Employees, as well as with any regional directors who have responsibility for the Branches and Facilities, promptly following execution of this Agreement and through the Closing to discuss employment retention and other employment related matters at mutually agreeable times and so long as such meetings do not interfere unreasonably with the conduct of Seller’s business and Seller is provided advance notice of such meetings and is permitted to have one or more representative(s) of Seller attend such meetings. Furthermore, Seller will use commercially reasonable efforts to cooperate with Purchaser and will make available at Purchaser’s reasonable request during the period from the date of this Agreement until the Closing Date, during business hours and without unreasonably interfering with the operations of Seller, Seller’s experienced technical personnel for consultations with Purchaser concerning transition matters and other than the matters referred to in Section 4.1. Notwithstanding the foregoing, Seller shall not be required to provide access to or disclose information where such access or disclosure would impose an unreasonable burden on Seller or any employee of Seller, would violate the rights of customers, or would, based on the advice of outside counsel, result in the loss of any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree, or binding agreement entered into and disclosed to Purchaser prior to the date of this Agreement. Seller and Purchaser shall use commercially reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) Seller shall permit Purchaser, at Purchaser’s expense, to cause a “phase I environmental audit” and a “phase II environmental audit” to be performed at each Branch and Facility at any time prior to the Closing Date; provided, however, that Purchaser shall have the right to conduct a “phase II environmental audit” prior to the Closing only to the extent that a “phase II environmental audit” is within the scope of additional testing recommended by the “phase I environmental audit” to be performed as a result of a “Recognized Environmental Condition” (as such term is defined by The American Society for Testing Materials) that was discovered in the “phase I environmental audit.” Prior to performing any “phase II environmental audits,” Purchaser will provide Seller with a copy of its proposed work plan and Purchaser will cooperate in good faith with Seller to address any comments or suggestions made by Seller regarding the work plan. Purchaser and its environmental consultant shall conduct all environmental assessments pursuant to this Section 7.2(b) at mutually agreeable times and so as to or minimize interference with Seller’s operation of its business. Purchaser shall be required to restore each Owned Real Property to its pre-assessment condition. All costs and expenses incurred in connection with any “phase I environmental audit” and any “phase II environmental audit,” and any restoration and clean up required to restore each Owned Real Property to its pre-assessment condition, shall be borne solely by Purchaser.

(c) From and after the date of this Agreement, Seller shall keep confidential non-public information in its possession relating to Purchaser, its Affiliates, the Branches, the Facilities, the Assets and the Assumed Liabilities; provided, however, that Seller shall not be liable hereunder with respect to any disclosure to the extent such disclosure is required pursuant to legal process (including pursuant to the assertion of Seller’s rights under this Agreement) (by interrogatories, subpoena, civil investigative demand or similar process), regulatory process or request, or to the extent such disclosure is reasonably necessary for purposes of compliance by Seller or its Affiliates with tax or regulatory reporting requirements; provided that in the event of any disclosure pursuant to legal process Seller exercises commercially reasonable efforts to preserve the confidentiality of the non-public information disclosed, including by cooperating with Purchaser to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the non-public information required to be disclosed.

(d) From and after the Closing, Purchaser shall keep confidential non-public information in its possession (other than information which was or becomes available to Purchaser on a non-confidential basis from a source other than Seller or any of its Affiliates) relating to Seller and its Affiliates other than the Branches, the Facilities, the Assets and the Assumed Liabilities; provided, however that Purchaser shall not be liable hereunder with respect to any disclosure to the extent such disclosure is required pursuant to legal process (including pursuant to the assertion of Purchaser’s rights under this Agreement) (by interrogatories, subpoena, civil investigative demand or similar process) or regulatory process or request; provided that in the event of any disclosure pursuant to legal process Purchaser exercises commercially reasonable efforts to preserve the confidentiality of the non-public information disclosed, including by cooperating with Seller to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the non-public information required to be disclosed.

7.3 Regulatory Approvals. (a) As soon as practicable and in no event later than thirty (30) calendar days after the date of this Agreement, Purchaser shall prepare and file any applications, notices and filing required in order to obtain the Regulatory Approvals. Purchaser shall use commercially reasonable efforts to obtain each such approval as promptly as reasonably practicable. Seller shall cooperate in connection therewith (including the furnishing of any information and any reasonable undertaking or commitments that may be required to obtain the Regulatory Approvals). Each party will provide the other with copies of any applications and all correspondence relating thereto prior to filing, other than material filed in connection therewith under a claim of confidentiality. If any Regulatory Authority shall require the modification of any of the terms and provisions of this Agreement as a condition to granting the Regulatory Approvals, the parties hereto will negotiate in good faith and use commercially reasonable efforts to seek a mutually agreeable adjustment to the terms of the transaction contemplated hereby, such agreement not to be unreasonably withheld, conditioned or delayed.

(b) The parties shall promptly advise each other upon receiving any communication from any Regulatory Authority whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that the Regulatory Approvals or any other consent or approval required hereunder will not be obtained or that the receipt of any such approval will be materially delayed.

(c) Purchaser shall not, and shall cause its Affiliates to not, knowingly take any action that would reasonably be expected to result in a Material Adverse Effect with respect to Purchaser.

7.4 Consents. (a) Seller agrees to use commercially reasonable efforts to obtain from lessors under Branch Leases, Facility Leases, Equipment Leases and counterparties under Assumed Contracts and any other parties the consent of which is required in order to assign or transfer any Asset or Deposit to Purchaser on the Closing Date, any required consents to such assignment or transfer to Purchaser on the Closing Date; provided that, in the case of any Branch Lease, Equipment Lease, Assumed Contract or any Facility Leases, if any consent set forth in this Section 7.4(a) is not obtained notwithstanding Seller’s use of commercially reasonable efforts as required hereunder, the parties shall negotiate in good faith and Seller and Purchaser shall use commercially reasonable efforts to make alternative arrangements reasonably satisfactory to Purchaser that provide Purchaser, to the maximum extent reasonably possible, the benefits and burdens of the properties subject to Branch Leases, Equipment Leases, Assumed Contracts and Facility Leases in a manner that does not violate the applicable Branch Lease, Equipment Lease, Assumed Contract or Facility Lease (for the same cost as would have applied if the relevant consent had been obtained); provided, further, that, notwithstanding anything in this Agreement to the contrary, neither Purchaser nor Seller, nor any of their respective Affiliates, shall be required to commence any litigation or offer or grant any accommodation (financial or otherwise) to any third party to obtain such authorizations, approvals, consents, negative clearances or waivers; and provided, further, that, notwithstanding anything in this

Agreement to the contrary, neither Purchaser nor Seller shall be obligated to incur any monetary obligations or expenditures to the parties whose consent is requested (in the case of Seller, in connection with the utilization of its commercially reasonable efforts to obtain any such required consents). Notwithstanding the foregoing, with respect to the Equipment Leases and Assumed Contracts, if Seller is unable to obtain any consent contemplated by this Section 7.4(a) after using its commercially reasonable efforts, Seller may terminate the applicable Equipment Lease or Assumed Contract at Seller’s sole expense, it being agreed that effective as of such termination, such Equipment Lease or Assumed Contract shall not constitute an Asset under this Agreement. If any alternative arrangement is implemented between Seller and Purchaser at or prior to the Closing, the parties shall continue after the Closing to exercise commercially reasonable efforts to obtain the related consents that could not be obtained prior to the Closing, and, if such a consent is obtained, Seller shall assign to Purchaser the applicable Branch Lease, Equipment Lease, Assumed Contract or Facility Lease pursuant to the terms of this Agreement applicable to leases assigned at the Closing, and the parties shall restructure the applicable alternative arrangement.

(b) Unless otherwise directed by Purchaser, Seller shall use commercially reasonable efforts to procure estoppel certificates substantially in the form of Schedule 7.4(b)-1 attached hereto, from each lessor under Branch Leases and the Facility Leases, and in the form of Schedule 7.4(b)-2 from each subtenant under Tenant Leases, which certificates shall be at the expense of Purchaser; provided that in the case of any Branch Lease or Facility Lease, if any estoppel certificate as set forth in this Section 7.4(b) is not obtained, notwithstanding Seller’s use of commercially reasonable efforts as required hereunder, the Assets and Assumed Liabilities associated with the subject Branch or Facility shall be transferred to Purchaser and the parties shall negotiate in good faith and Seller shall use commercially reasonable efforts to make alternative arrangements reasonably satisfactory to Purchaser with respect to such Branch Lease or Facility Lease; provided, further, that Seller shall not be obligated to incur any monetary obligations or expenditures to lessors or subtenants in connection with the utilization of commercially reasonable efforts to obtain such estoppel certificates.

(c) Seller will use commercially reasonable efforts to procure non-disturbance agreements from any mortgage lender holding a mortgage lien on any Real Property at which a Branch Lease or Facility Lease is operated, substantially in the form of Schedule 7.4(c); provided, however, Seller shall not be obligated to incur any monetary obligations or expenditures to mortgage lenders in connection with the utilization of commercially reasonable efforts to obtain such non-disturbance agreements.

7.5 Efforts to Consummate; Further Assurances. (a) Purchaser and Seller agree to use commercially reasonable efforts to satisfy or cause to be satisfied as soon as practicable their respective obligations hereunder and the conditions precedent to the Closing.

(b) From time to time following the Closing, at Purchaser’s request and at Purchaser’s expense, Seller will duly execute and deliver such assignments, bills of sale, deeds, acknowledgments and other instruments of conveyance and transfer and take such other action as shall be necessary or appropriate to vest in Purchaser the full legal and equitable title to the Assets and Assumed Liabilities or to consummate the transactions contemplated by this Agreement.

(c) Subject to Section 4.3, on and after the Closing Date, each party will promptly deliver to the other, at such other party’s expense, all mail and other communications properly addressable or deliverable to the other as a consequence of the P&A Transaction; and without limitation of the foregoing, on and after the Closing Date, Seller shall promptly forward any mail, communications or other material relating to the Deposits or the Assets transferred on the Closing Date, including that portion of any IRS “B” tapes that relates to such Deposits, to such employees of Purchaser at such addresses as may from time to time be specified by Purchaser in writing.

(d) Prior to the Closing Date, each of the parties hereto shall promptly advise the other party of any change or event that, individually or in the aggregate, would reasonably be expected to cause or constitute a breach in any material respect of any of its representations, warranties or covenants contained herein.

7.6 Non-Solicitation/Non-Competition. (a) For a period of three (3) years following the Closing Date, Seller agrees that it shall not (and BBX agrees that it shall not, and shall cause BBX’s Affiliates not to) (i) establish or maintain any banking, branch banking, loan production or agency office or operation in the Tampa-St. Petersburg-Clearwater MSA that solicits or accepts deposits or deposit relationships, (ii) solicit deposits or deposit relationships from customers or potential customers residing or having a place of business in the Tampa-St. Petersburg-Clearwater MSA, or (iii) solicit or target for solicitation, directly or indirectly, customers of the Branches or depositors associated with the Deposits; provided, however, that clauses (ii) and (iii) of this Section 7.6(a) shall not prohibit (1) general solicitations through mass media that are not specifically directed, in whole or in part, at the Tampa-St. Petersburg-Clearwater MSA, (2) engaging in servicing (including collection and foreclosure activities), modification, or refinancing of existing loans serviced, originated or owned by Seller, (3) engaging in deposit (other than with respect to the Deposits), safe deposit (other than pursuant to the Safe Deposit Agreements), trust or other financial services relationships with Persons who are customers of Seller as of the date hereof, and their respective Affiliates, and with respect to whom there is as of the Closing Date a customer relationship with Seller that is located or conducted through branch offices of Seller not located within the Tampa-St. Petersburg-Clearwater MSA, or (4) responding to unsolicited inquiries by such customers with respect to banking or other financial services. The restrictions set forth in this Section 7.6(a) shall not apply to the banking, branch banking, or agency offices or operations of any Person who (A) as of the date hereof, is not an Affiliate of BBX and (B) following the date hereof, acquires Seller or BBX substantially in its entirety (without consideration of the Assets and Assumed Liabilities) in a transaction in which (1) Persons who are directors of BBX immediately prior to the consummation of the transaction do not constitute upon the consummation of such transaction a majority of the board of directors of the Person which survives such transaction (or the publicly traded parent thereof) and (2) the holders of the common stock of BBX hold upon the consummation of such transaction less than 50% of the shares of equity securities normally entitled to vote in the election of directors of such Person (such Person, an “Acquiring Person”); provided, however that, in no event, shall an Acquiring Person be permitted to use the “BankAtlantic” name in connection with any activity otherwise restricted by this Section 7.6(a) for three (3) years following the Closing Date; and, provided, further, that nothing in this sentence shall be construed to permit any of BBX, Seller, any Acquiring Person or any of their respective Affiliates to employ any Records in order to conduct or facilitate any solicitation or targeting contemplated by the first sentence of this Section 7.6(a).

(b) For a period of two (2) years following the Closing Date, BBX and Seller will not, and shall cause their respective Affiliates not to, solicit for employment or employ any Transferred Employee; provided, however, that nothing in this Section 7.6(b) shall be deemed to prohibit Seller, BBX and/or their respective Affiliates from (i) making general solicitations not targeted at Transferred Employees (including job announcements in newspapers and industry publications or on the Internet), (ii) soliciting any Transferred Employee whose employment is terminated by Purchaser prior to BBX or Seller, and/or any of their Affiliates, soliciting such Transferred Employee or (iii) using employee search firms, so long as such employee search firms are not instructed to and do not engage in targeted solicitations of Transferred Employees.

(c) If any provision or part of this Section 7.6 is held by a court or other authority of competent jurisdiction to be invalid or unenforceable, the parties agree that the court or authority making such determination will have the power to reduce the duration or scope of such provision or to delete specific words or phrases as necessary (but only to the minimum extent necessary) to cause such provision or part to be valid and enforceable. If such court or authority does not have the legal authority to take the actions described in the preceding sentence, the parties agree to negotiate in good faith a modified provision that would, in so far as possible, reflect the original intent of this Section 7.6 without violating applicable law.

7.7 Insurance. Seller will maintain in effect until the Closing Date all casualty and public liability policies relating to the Branches and the Facilities and maintained by Seller on the date hereof or will use commercially reasonable efforts to procure comparable replacement coverage and maintain such policies or replacement coverage in effect until the Closing Date. Purchaser shall provide all casualty and public liability insurance for the Branches and the Facilities after the Closing Date. In the event of any material damage, destruction or condemnation affecting Real Property between the date hereof and the time of the Closing, Purchaser shall have the right to exclude any Real Property so affected from the Assets to be acquired, require Seller to take reasonable steps to repair or replace the damaged or destroyed property, or require Seller to deliver to Purchaser any insurance proceeds and other payments, to the extent of the fair market value or the replacement cost of the Real Property, received by Seller as a result thereof unless, in the case of damage or destruction, Seller has repaired or replaced the damaged or destroyed property.

7.8 Change of Name, Etc. As promptly as possible after the Closing, Purchaser will (a) change the name and logo on all documents and facilities relating to the Assets and the Assumed Liabilities to Purchaser’s name and logo, (b) notify all Persons whose Deposits or Safe Deposit Agreements are transferred under this Agreement of the consummation of the transactions contemplated by this Agreement, and (c) provide all appropriate notices to the OCC and any other Regulatory Authorities required as a result of the consummation of such transactions. From and after the date of this Agreement, Seller shall cooperate with any commercially reasonable request of Purchaser directed to accomplish the removal of Seller’s signage by Purchaser and the installation of Purchaser’s signage by Purchaser; provided, however, that (i) all such removals and all such installations shall be at the expense of Purchaser, (ii) such removals and installations shall be performed in such a manner that does not unreasonably interfere with the normal business activities and operations of the Branches and Facilities and Purchaser shall repair any damage to the area altered to its pre-existing condition, (iii) such installed signage shall comply with the applicable Branch Lease or Facility Lease and all applicable zoning and permitting laws and regulations, (iv) such installed signage shall have, if necessary, received the prior approval of the owner or landlord of the facility, and such installed signage shall be covered in such a way as to make Purchaser signage unreadable at all times prior to the Closing, but such cover shall display the name and/or logo of Seller (or of its Affiliates) in a manner reasonably acceptable to Seller and (v) if this Agreement is terminated prior to the Closing, Purchaser shall immediately and at its sole expense restore such signage and any other area altered in connection therewith to its pre-existing condition.

7.9 Exclusive Dealing. During the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement, neither Seller nor BBX, nor any of their Affiliates, shall take any action to, directly or indirectly, encourage, initiate or conduct discussions or negotiations with, or provide any non-public information to, or enter into any agreement or consummate any transaction with, any Person other than Purchaser and its Affiliates and representatives concerning or in contemplation of a sale of any of the Assets or assignment and assumption of any of the Assumed Liabilities; provided that the provisions of this Section 7.9 shall no longer apply following Seller’s receipt of a written notice from Purchaser that Purchaser, in accordance with the terms of this Agreement, will not consummate the transactions contemplated by this Agreement.

7.10 Roosevelt Branch.

Transactions at Closing

(a) If the sale of the Roosevelt Lot contemplated by the Roosevelt Lot Sale Agreement (the “Roosevelt Lot Sale”) is completed on or prior to the Closing Date, then, at the Closing, Purchaser shall acquire the Roosevelt Branch Lot for the Roosevelt Branch Lot Purchase Price.

(b) If the Roosevelt Lot Sale has not been completed on or prior to the Closing Date but the Roosevelt Lot Sale Agreement remains in effect as of the Closing Date, then, notwithstanding any provision of Article 2 to the contrary, Purchaser shall not acquire the Roosevelt Branch Lot at the Closing (but shall acquire and assume the other Assets and Assumed Liabilities associated with the Roosevelt Branch, including improvements and Personal Property), and Purchaser and Seller shall enter into an interim lease agreement as of the Closing providing for Seller’s lease to Purchaser of the Roosevelt Branch Lot and having terms as set forth on Schedule 7.10(b) (the “Roosevelt Interim Ground Lease”).

(c) If the Roosevelt Lot Sale Agreement is terminated prior to the Closing Date other than because of an Adverse Environmental Condition, then, at the Closing, Purchaser shall acquire from Seller the Roosevelt Branch Lot and the Roosevelt Lot for an amount equal to the sum of the Roosevelt Branch Lot Purchase Price and the Roosevelt Lot Purchase Price.

(d) If the Roosevelt Lot Sale Agreement is terminated prior to the Closing Date because of the existence of an Adverse Environmental Condition, then, notwithstanding any provision of Article 2 to the contrary, unless Seller shall have caused the Roosevelt Branch Lot to be legally divided from the Roosevelt Lot prior to the Closing Date, which Seller shall in such event use its commercially reasonable efforts to do and in which event Section 7.10(a) shall apply instead of the remainder of this Section 7.10(d), (x) Purchaser shall not acquire the Roosevelt Branch Lot at the Closing (but shall acquire and assume the other Assets and Assumed Liabilities associated with the Roosevelt Branch, including improvements and Personal Property), (y) Purchaser and Seller shall enter into the Roosevelt Interim Ground Lease as of the Closing and (z) Purchaser shall not acquire the Roosevelt Lot.

Transactions After Closing Following any Entry into Roosevelt Interim Ground Lease

(e) If the Roosevelt Interim Ground Lease terminates as a result of the consummation of the Roosevelt Lot Sale, then upon such termination, Purchaser shall acquire from Seller the Roosevelt Branch Lot for the Roosevelt Branch Lot Purchase Price.

(f) If the Roosevelt Interim Ground Lease terminates as a result of the termination or abandonment of the Roosevelt Lot Sale Agreement without the Roosevelt Lot Sale having been consummated (it being agreed that the Roosevelt Interim Ground Lease shall not terminate as a result of any termination of the Roosevelt Lot Sale Agreement because of the existence of an Adverse Environmental Condition in respect of the Roosevelt Lot), then, upon termination of the Roosevelt Interim Ground Lease, Purchaser shall acquire from Seller the Roosevelt Branch Lot and the Roosevelt Lot for an amount equal to the sum of the Roosevelt Branch Lot Purchase Price and the Roosevelt Lot Purchase Price.

(g) If the Roosevelt Interim Ground Lease expires by its terms, then, upon such expiry, Purchaser shall acquire from Seller the Roosevelt Branch Lot for the Roosevelt Branch Lot Purchase Price.

Miscellaneous

(h) Seller’s entry into a reciprocal easement agreement as contemplated by Section 1.05 of the Roosevelt Lot Sale Agreement shall be subject to Purchaser’s prior written approval (not to be unreasonably withheld, conditioned or delayed).

(i) “Adverse Environmental Condition” means, in respect of the Roosevelt Lot, any contamination or condition or combination of contaminations and conditions cause by or related to dangerous, toxic or hazardous pollutants, contaminants, chemicals, wastes, materials or substances in violation of any applicable Environmental Law relating to pollution, contamination, or protection of the environment.

(j) If acquired by Purchaser under this Section 7.10, the Roosevelt Branch Lot shall, and if acquired by Purchaser under this Section 7.10, the Roosevelt Lot shall, thereafter constitute an Asset and an Assumed Liability for purposes of this Agreement.

ARTICLE 8

TAXES AND EMPLOYEE BENEFITS

8.1 Proration of Taxes. For purposes of this Agreement, in the case of any Straddle Period, (1) Property Taxes for the Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the entire Straddle Period, and (2) Taxes (other than Property Taxes) for the Pre-Closing Tax Period shall be computed as if such taxable period ended as of the close of business on the Closing Date.

8.2 Sales and Transfer Taxes. Purchaser and Seller shall share equally the responsibility for the payment of all transfer, recording, documentary, stamp, sales, use (including all bulk sales Taxes) and other similar Taxes and fees (collectively, the “Transfer Taxes”), that are payable or that arise as a result of the P&A Transaction, when due. The party which has the primary obligation to do so under applicable Law shall file any Tax Return that is required to be filed in respect of Transfer Taxes described in this Section 8.2 when due, and the other party shall cooperate with respect thereto as necessary.

8.3 Information Returns. At the Closing or as soon thereafter as is practicable, Seller shall provide Purchaser with a list of all Deposits on which Seller is back-up withholding as of the Closing Date.

8.4 Payment of Amount Due under Article 8. Any payment by Seller to Purchaser, or to Seller from Purchaser, under this Article 8 (other than payments required by Section 8.2, which shall be paid when determined) to the extent due at the Closing may be offset against any payment due the other party at the Closing. All subsequent payments under this Article 8 shall be made as soon as determinable and shall be made and bear interest from the date due to the date of payment as provided in Section 3.2(b).

8.5 Assistance and Cooperation. After the Closing Date, each of Seller and Purchaser shall:

(a) Make available to the other and to any taxing authority as reasonably requested all relevant information, records, and documents relating to Taxes with respect to the Assets, the Assumed Liabilities, or the operation of the Branches;

(b) Provide timely notice to the other in writing of any pending or proposed Tax audits (with copies of all relevant correspondence received from any taxing authority in connection with any Tax audit or information request) or Tax assessments with respect to the Assets, the Assumed Liabilities, or the operation of the Branches for taxable periods for which the other may have a liability under this Agreement; and

(c) The party requesting assistance or cooperation shall bear the other party’s reasonable out-of-pocket expenses in complying with such request to the extent that those expenses are attributable to fees and other costs of unaffiliated third party service providers.

8.6 Tax Treatment of Indemnification Payments. Except as otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any comparable provision of state, local or foreign Law), Seller, Purchaser, and their respective Affiliates shall treat any and all payments under Article 11 as an adjustment to the Purchase Price for all Tax purposes.

8.7 Transferred Employees.

(a) Offers of Employment.

(i)	General. At least fifteen (15) calendar days prior to the Closing Date, and effective as of the Closing Date, Purchaser agrees that it shall, or shall cause one of its Affiliates to, offer employment to each Branch Employee who is actively employed by Seller as of the Closing Date and, subject to Section 8.7(a)(ii) below, to each Leave Recipient, and, effective as of the applicable Transfer Date, Purchaser will employ each such employee who has accepted the offer, remains in good standing with Seller and satisfies all employment screening requirements of Purchaser. On and after the Closing Date, each Branch Employee employed by Purchaser, as of the Transfer Date, shall be defined as a “Transferred Employee” for purposes of this Agreement. Each Transferred Employee’s employment with Seller shall cease as of the applicable Transfer Date. Subject to the provisions of this Section 8.7, Transferred Employees shall be subject to the employment terms, conditions and rules applicable to other similarly situated employees of Purchaser. Nothing contained in this Agreement shall be construed as an employment contract between Purchaser and any Branch Employee or Transferred Employee.

(ii)	Special Provisions for Leave Recipients. With respect to any Branch Employee who is not actively at work on the Closing Date as a result of an approved leave of absence (including military leave with reemployment rights under federal law and leave under the Family and Medical Leave Act of 1993) (collectively, the “Leave Recipients”), Purchaser shall make an offer of employment in the manner required by Section 8.7(a)(i), contingent on such Leave Recipient’s return to active status (x) to any Branch Employee on military leave at the Closing Date who actively commences employment with Purchaser within the time period mandated by applicable law and (y) for any other Leave Recipients, within one-hundred and eighty (180) days following the Closing Date. When the Leave Recipient returns to active status pursuant to the terms hereof, such Leave Recipient shall be considered a Transferred Employee.

(b) Terms of Offer. Each Transferred Employee shall be provided employment subject to the following terms and conditions:

(i)	Each Transferred Employee’s base salary shall be at least equivalent to the rate of annual base salary or regular hourly wage rate, as applicable, paid by Seller to such Transferred Employee as of the Business Day prior to the Closing Date; and

(ii)	Each Transferred Employee shall be eligible to receive employee benefits substantially comparable to those available to similarly situated employees of Purchaser, as in effect from time to time, and Purchaser shall permit each Transferred Employee whose position is eliminated by Purchaser or any of its Affiliates following the Transfer Date to participate in Purchaser’s displacement benefits plan, with credit for past service and subject to such plan’s terms and conditions, including the Transferred Employee’s execution and non-revocation of a release of claims in a form satisfactory to Purchaser.

(c) Each Transferred Employee shall be eligible to participate in the medical and dental plans of Purchaser and in other welfare plans of Purchaser to the extent the terms of such other welfare plans permit admission of new hires, as such plans may exist, on and after the applicable Transfer Date, subject to the applicable terms and conditions of such plans in effect from time to time. For purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Transferred Employee, Purchaser shall cause any pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents (it being understood that general requirements of formal employment with Purchaser shall not be waived), and Purchaser shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Benefit Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan; provided that Seller provides Purchaser as promptly as practicable, but in no event later than thirty (30) calendar days following a request therefor, with such data as may be reasonably requested by Purchaser in connection therewith (whether from Seller or the applicable plan administrator or insurer), and Seller delivers to Purchaser an update of such information as of the Closing Date (or any such later Transfer Date) no later than sixty (60) days following the Closing Date (or any such later Transfer Date). In addition, for purposes of (i) any New Plan providing short-term disability benefits to the Transferred Employee after the Transfer Date and (ii) accruals under any New Plan providing vacation benefits to a Transferred Employee after the Transfer Date, each Transferred Employee shall be credited with his or her years of service from his or her most recent date of hire with Seller or any predecessor of Seller before the Transfer Date, to the same extent as such Transferred Employee was entitled, before the Transfer Date, to credit for such service under the analogous benefits plan of Seller.

(d) On the Closing Date (or any such later Transfer Date), Seller shall take all necessary action to cause the Transferred Employees to be fully vested in their accounts and accrued benefits, as applicable under any tax-qualified savings plan in which the Transferred Employees are eligible to participate in.

(e) Seller shall remain solely responsible for any and all liabilities and obligations arising under the Benefit Plans, including the Employment Agreements, and Purchaser shall not assume or otherwise acquire any of the Benefit Plans, including the Employment Agreements, or the liabilities thereunder. Seller shall pay, discharge, and be responsible for (i) all salary and wages arising out of employment of each Transferred Employee through the applicable Transfer Date and (ii) any employee benefits (including accrued vacation and sick days, as applicable) arising under Seller’s employee benefit plans and employee programs prior to the applicable Transfer Date, including (x) benefits and workers’ compensation with respect to claims incurred prior to the Transfer Date but reported after the Transfer Date and (y) severance, including any liability under the WARN Act, payable to or with respect to any Transferred Employee solely as a result of the cessation of such Transferred Employee’s employment with Seller and its Affiliates pursuant to and in accordance with the terms and conditions of any severance plan of Seller and its Affiliates applicable to such Transferred Employee as of immediately prior to the Transfer Date. For purposes hereof, a disability or workers’ compensation claim shall be considered incurred before the relevant Transferred Employee’s Transfer Date if the injury or condition giving rise to the claim occurs before such Transfer Date. For purposes of this Agreement, the liabilities described in the preceding sentences of this Section 8.7(e) shall for all purposes of this Agreement be considered Excluded Liabilities. From and after the applicable Transfer Date, Purchaser shall pay, discharge, and be responsible for all salary, wages, and benefits arising out of or relating to the employment of each Transferred Employee by Purchaser from and after the applicable Transfer Date, including all claims under Purchaser’s welfare benefits plans incurred after the applicable Transfer Date.

(f) Nothing in this Agreement shall be construed to grant any Branch Employee or Transferred Employee a right to continued employment by, or to receive any payments or benefits from, Purchaser or Seller or their respective Affiliates or through any employee benefit plan. This Agreement shall not limit Purchaser’s or Purchaser’s Affiliate’s ability or right to amend or terminate any benefit or compensation plan or program of Purchaser or its Affiliates and nothing contained herein shall be construed as an amendment to or modification of any such plan. This Section 8.7 shall be binding upon and inure solely to the benefit of each party to this Agreement, and nothing in this Section 8.7, express or implied, is intended to confer upon any other Person, including, any current or former director, officer or employee of Seller or any of its Affiliates, any rights or remedies of any nature whatsoever under or by reason of this Section 8.7.

ARTICLE 9

CONDITIONS TO CLOSING

9.1 Conditions to Obligations of Purchaser. Unless waived in writing by Purchaser, the obligation of Purchaser to consummate the P&A Transaction is conditioned upon satisfaction of each of the following conditions:

(a) Regulatory Approvals. The Regulatory Approvals shall have been made or obtained, and shall remain in full force and effect, and all waiting periods applicable to the consummation of the P&A Transaction shall have expired or been terminated.

(b) Orders. No court or governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree,

injunction or other order (whether temporary, preliminary or permanent) (any of the foregoing, an “Order”) that is in effect and that prohibits or makes illegal the consummation of the P&A Transaction.

(c) Representations and Warranties. (i) The representations and warranties of Seller contained in Sections 5.1, 5.2(i), 5.12, 5.14(a)(ii), 5.16 and 5.17 shall be true and correct in all respects, and the representations and warranties of Seller contained in Sections 5.9 and 5.10 shall be true and correct in all material respects, in each case at and as of the date of this Agreement and at and as of the Closing Date as though such representations and warranties were made at and as of such time (except that representations and warranties as of a specified date need only be true on and as of such date) and (ii) the other representations and warranties of Seller contained in this Agreement shall be true in all respects, in each case at and as of the date of this Agreement and at and as of the Closing Date as though such representations and warranties were made at and as of such time (except that representations and warranties as of a specified date need only be true on and as of such date); provided, however, that for purposes of determining the satisfaction of the condition set forth in this Section 9.1(c)(ii), such representations and warranties shall be deemed to be so true and correct if the failure or failures of such representations and warranties to be true and correct (such representations and warranties to be read for this purpose without reference to any qualification set forth therein relating to “materiality” or “Material Adverse Effect”) do not constitute, individually or in the aggregate, a Material Adverse Effect with respect to Seller.

(d) Covenants and Other Agreements. Seller shall have performed its covenants and agreements herein on or prior to the Closing Date in all material respects.

(e) Seller Officers’ Certificate. Purchaser shall have received at the Closing a certificate dated as of the Closing Date and executed by the Chief Executive Officer, the Chief Financial Officer, the President or any Executive Vice President or Senior Vice President of Seller to the effect that each of the conditions specified above in Sections 9.1(c) and (d) are satisfied in all respects.

(f) Seller Closing Deliverables. Seller shall have delivered to Purchaser each of the certificates, instruments, agreements, documents and other items required to be delivered pursuant to Section 3.5 at or prior to the Closing Date.

(g) No Material Adverse Effect. No Material Adverse Effect with respect to Seller shall have occurred since the date of this Agreement.

9.2 Conditions to Obligations of Seller. Unless waived in writing by Seller, the obligation of Seller to consummate the P&A Transaction is conditioned upon satisfaction of each of the following conditions:

(a) Regulatory Approvals. The Regulatory Approvals, shall have been made or obtained, and shall remain in full force and effect, and all waiting periods applicable to the consummation of the P&A Transaction shall have expired or been terminated.

(b) Orders. No Order shall be in effect that prohibits or makes illegal the consummation of the P&A Transaction.

(c) Representations and Warranties. The representations and warranties of Purchaser contained in this Agreement shall be true in all respects in each case at and as of the date of this Agreement and at and as of the Closing Date as though such representations and warranties were made at and as of such time (except that representations and warranties as of a specific date need to be true only as of such date); provided, however, that for purposes of determining the satisfaction of the condition set forth in this Section 9.2(c), such representations and warranties shall be deemed to be so true and correct if the failure or failures of such representations and warranties to be true and correct (such representations and warranties to be read for this purpose without reference to any qualification set forth therein relating to “materiality” or “Material Adverse Effect”) do not constitute, individually or in the aggregate, a Material Adverse Effect with respect to Purchaser.

(d) Covenants and Other Agreements. Purchaser shall have performed its covenants and agreements herein on or prior to the Closing Date in all material respects.

(e) Purchaser Officers’ Certificate. Seller shall have received at the Closing a certificate dated as of the Closing Date and executed by the Chief Executive Officer, the Chief Financial Officer, the President or any Executive Vice President or Senior Vice President of Purchaser to the effect that each of the conditions specified above in Sections 9.2(c) and (d) are satisfied in all respects.

(f) Purchaser Closing Deliverables. Purchaser shall have delivered to Seller each of the certificates, instruments, agreements, documents and other items required to be delivered pursuant to Section 3.6 (in the case of any assignment contemplated thereby, subject to delivery by Seller of any related requisite third-party consent) at or prior to the Closing Date.

ARTICLE 10

TERMINATION

10.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a) by the mutual written agreement of Purchaser and Seller;

(b) by Purchaser if (i) at the time of such termination any of the representations and warranties of Seller contained in this Agreement shall not be true and correct to the extent that the condition set forth in Section 9.1(c) cannot be satisfied, or (ii) there shall have been any material breach of any covenant, agreement or obligation of Seller or BBX hereunder to the extent that the condition set forth in Section 9.1(d) cannot be satisfied, and, in the case of (i) or (ii) and other than with respect to Sections 7.6 and 7.9, such breach or failure is not or cannot be remedied by Seller or BBX within thirty (30) calendar days after receipt of notice in writing from Purchaser specifying the nature of such breach or failure and requesting that it be remedied; provided that Purchaser may not terminate this Agreement based upon the failure of the conditions set forth in Section 9.1(c) or Section 9.1(d) to be satisfied if such failure was solely caused by Purchaser’s breach of this Agreement or failure to act in good faith or Purchaser’s or any of its representative’s failure to use commercially reasonable efforts to cause the Closing to occur;

(c) by Seller, if (i) at the time of such termination any of the representations and warranties of Purchaser contained in this Agreement shall not be true and correct to the extent that the condition set forth in Section 9.2(c) cannot be satisfied, or (ii) there shall have been any breach of any covenant, agreement or obligation of Purchaser hereunder to the extent that the condition set forth in Section 9.2(d) cannot be satisfied, and, in the case of (i) or (ii), such breach or failure is not or cannot be remedied by Purchaser within thirty (30) days after receipt of notice in writing from Seller specifying the nature of such breach or failure and requesting that it be remedied; provided that Seller may not terminate this Agreement based upon the failure of the conditions set forth in Section 9.2(c) or Section 9.2(d) to be satisfied if such failure was solely caused by Seller’s or any of its representative’s failure to act in good faith or Seller’s breach of this Agreement or failure to use commercially reasonable efforts to cause the Closing to occur;

(d) by Seller or Purchaser, in the event the Closing has not occurred by the date that is nine (9) months after the date of this Agreement, unless the failure to so consummate is due to a breach of this Agreement by the party seeking to terminate;

(e) by either Seller or Purchaser, if any governmental agencies or authorities that must grant a Regulatory Approval has denied approval of the P&A Transaction or any governmental agency or authority of competent jurisdiction shall have issued a final and nonappealable order permanently enjoining or otherwise prohibiting the consummation of the P&A Transaction; or

(f) by Purchaser if, the Regulatory Approvals shall contain or require, as a condition to the granting thereof, (i) any modification to any term of this Agreement or the transactions contemplated hereby, (ii) any divestiture of any of the Deposits, the Assets or any other assets of Purchaser, or (iii) any non-customary requirement of, or restriction on the operation of the Assets and Assumed Liabilities by, Purchaser following the Closing Date, where the conditions referred to in clauses (i), (ii) or (iii), individually or in the aggregate, would have a material and adverse effect with respect to the business, financial condition or results of operations of Purchaser measured on a scale relative to the business represented by the Branches, Facilities, Assets and Assumed Liabilities, taken as a whole.

10.2 Effect of Termination. In the event of termination of this Agreement and abandonment of the transactions contemplated hereby pursuant to Section 10.1, no party hereto (or any of its directors, officers, employees, agents or Affiliates) shall have any liability or further obligation to any other party, except that neither Seller nor Purchaser shall be relieved or released from any liabilities or damages arising out of any willful breach of this Agreement.

ARTICLE 11

INDEMNIFICATION

11.1 Indemnification. (a) Subject to Section 12.1, Seller shall indemnify and hold harmless Purchaser and any Person directly or indirectly controlling or controlled by Purchaser, and their respective directors, officers, employees and agents, from and against any and all Losses asserted against or incurred by Purchaser arising out of or attributable to the following:

(i)	any breach of any representation or warranty made by Seller in this Agreement (any such breach to be determined for purposes of this Article 11 without regard to any qualification for “materiality,” “in all material respects,” “Material Adverse Effect” or similar materiality qualifications);

(ii)	any breach of any covenant or agreement to be performed by Seller pursuant to this Agreement;

(iii)	any Excluded Taxes; or

(iv)	any Excluded Liability.

(b) Subject to Section 12.1, Purchaser shall indemnify and hold harmless Seller and any Person directly or indirectly controlling or controlled by Seller, and their respective directors, officers, employees and agents from and against any and all Losses asserted against or incurred by Seller arising out of or attributable to the following:

(i)	any breach of any representation or warranty made by Purchaser in this Agreement (any such breach to be determined for purposes of this Article 11 without regard to any qualification for “materiality,” “in all material respects,” “Material Adverse Effect” or similar materiality qualifications);

(ii)	any breach of any covenant or agreement to be performed by Purchaser pursuant to this Agreement; or

(iii)	the Assumed Liabilities or any legal action, administrative or judicial proceeding, claim, penalty, liability, responsibility, obligation or duty arising out of Purchaser’s ownership and operation after the Closing of the business represented by the Branches, the Facilities, the Assets or the Assumed Liabilities.

(c) In the event any indemnified party becomes aware of any act, circumstance, development, event, fact, occurrence, statement or omission with respect to which a claim for Losses may be asserted under this Article 11 that is not a Third Party Claim (a “Direct Claim“), the indemnified party shall promptly deliver notice of such Direct Claim to the indemnifying party in writing, specifying (to the extent known) the factual basis for such Direct Claim and the amount, or an estimate, if known or reasonably determinable, of the Losses which the indemnified party claims as a result of such Direct Claim; provided, however, that, subject to the Survival Periods set forth in Section 12.1(a), any delay or failure by the indemnified party to give such notice shall relieve the indemnifying party of its obligations hereunder only to the extent, if at all, that the indemnifying party is adversely prejudiced by reason of such delay or failure. If the indemnifying party does not notify the indemnified party within twenty (20) calendar days following its receipt of such notice that the indemnifying party disputes its liability to the indemnified party under this Section 11.1(c), such Direct Claim specified by the indemnified party in such notice shall be conclusively deemed a liability of the indemnifying party under this

Section 11.1(c) or, in the case of any notice in which the amount of the Direct Claim (or any portion thereof) is estimated, on such later date when the amount of such Direct Claim (or such portion thereof) becomes finally determined. Within ten (10) calendar days of the final determination of the amount of the Direct Claim pursuant to the terms of this Section 11.1(c), the indemnifying party shall pay to the indemnified party an amount equal to the Direct Claim by wire transfer of immediately available funds to the bank account or accounts designated in writing by the indemnified party not less than one (1) Business Day prior to such payment.

(d) To exercise its indemnification rights under this Section 11.1 as a result of the assertion against it by any third party of any claim or potential liability for which indemnification is provided under this Article 11 (a “Third Party Claim”), the indemnified party shall promptly notify the indemnifying party of the assertion of such Third Party Claim, discovery of any such potential liability or the commencement of any action or proceeding in respect of which indemnity may be sought hereunder; provided, however, that, subject to the Survival Periods set forth in Section 12.1(a), any delay or failure by the indemnified party to give notice shall not relieve the indemnifying party of any liability it may have to such indemnifying party to the extent that such failure does not actually and materially prejudice the indemnifying party. The indemnified party shall advise the indemnifying party of all facts relating to such assertion within the knowledge of the indemnified party, and shall afford the indemnifying party the opportunity, at the indemnifying party’s sole cost and expense, to defend against such Third Party Claims (which election must be made by the indemnifying party within fifteen (15) calendar days after having been notified by the indemnified party of the existence of such Third Party Claims and shall be subject to the indemnifying party’s admission in writing of its obligation to indemnify the indemnified party for any Losses in respect of the Third Party Claim). Counsel selected by the indemnifying party to defend any such Third Party Claim shall be a nationally or regionally recognized law firm with the experience and resources to defend the indemnified party against any such Third Party Claim in any such proceeding (and shall be consented to by the indemnified party, such consent not to be unreasonably withheld). In any such action or proceeding, the indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at its own expense unless (i) the indemnifying party and the indemnified party mutually agree to the retention of such counsel, (ii) the indemnifying party fails to elect to assume the defense of a suit, action or proceeding within the fifteen (15) calendar-day time period, (iii) in the event that the indemnifying party elects to assume the defense of a suit, action or proceeding, in the course of such defense, the indemnifying party fails to continue to take reasonable steps to diligently defend any such Third Party Claim, or (iv) the named parties to any such suit, action or proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party, and in the reasonable judgment of the indemnified party, representation of the indemnifying party and the indemnified party by the same counsel would be inadvisable due to actual or potential differing defenses or conflicts of interests between them that make joint representation inappropriate, then in all such cases of clauses (i), (ii), (iii) and (iv), the indemnifying party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the indemnified parties. Within ten (10) calendar days of determination of the amount of a Third Party Claim becoming non-appealable (whether as a result of procedural exhaustion or lapse of time), the indemnifying party shall pay to the indemnified party an amount equal to the Third Party Claim by wire transfer of immediately available funds to the bank account or accounts designated in writing by the indemnified party not less than one (1) Business Day prior to such payment.

(e) Neither party to this Agreement shall settle, compromise, discharge or consent to an entry of judgment with respect to a claim or liability subject to indemnification under this Article 11 without the other party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided that the indemnifying party may agree without the prior written consent of the indemnified party to any settlement, compromise, discharge or consent to an entry of judgment in each case that by its terms (i) obligates the indemnifying party to pay the full amount of the liability in connection with such claim and that unconditionally releases the indemnified party and its Affiliates from all liability or obligation in connection with such claim and (ii) does not impose injunctive or other non-monetary equitable relief against the indemnified party or its Affiliates, or their respective businesses.

(f) Notwithstanding anything to the contrary contained in this Agreement:

(i) An indemnifying party shall not be liable under Section 11.1(a)(i) or Section 11.1(b)(i) for any Losses sustained by the indemnified party unless and until the aggregate amount of all indemnifiable Losses sustained by the indemnified party in respect of Section 11.1(a)(i) or Section 11.1(b)(i), as applicable, shall exceed $250,000, in which event the indemnifying party shall provide indemnification hereunder in respect of all such indemnifiable Losses in excess of $250,000; provided, however, that any individual item where the loss relating thereto is less than $25,000 shall not be aggregated for purposes hereof; provided, further, that the maximum aggregate amount of indemnification payments payable by Seller pursuant to Section 11.1(a)(i) (for avoidance of doubt, taking into account any indemnification payments payable by Seller in respect of Section 5.11) or by Purchaser pursuant to Section 11.1(b)(i), as applicable, shall be the Purchase Price Premium; provided, further, that the maximum aggregate amount of indemnification payments payable by Seller pursuant to Section 11.1(a)(i) in respect of Section 5.11 shall be an amount equal to 50% of the Purchase Price Premium.

(ii) In no event shall either party hereto be entitled to consequential or punitive damages or damages for lost profits in any action relating to the subject matter of this Agreement; provided that the foregoing shall not limit the right of an indemnified party to indemnification in accordance with this Article 11 with respect to any component of any claim, settlement, award or judgment against such party by any unaffiliated third party.

(iii) Each party shall cooperate, and cause their respective Affiliates to cooperate, fully in all aspects of any investigation, defense, pre-trial activities, trial, compromise, settlement or discharge of any claim in respect of which indemnity is sought pursuant to this Article 11, including by providing the other party with reasonable access to employees and officers (including as witnesses) and other information.

(g) Notwithstanding the foregoing, if a third-party claim includes or would reasonably be expected to include both a claim for Taxes that are Assumed Liabilities pursuant to Section 2.2(a)(vi) (“Purchaser Taxes”) and a claim for Taxes that are not Assumed Liabilities pursuant to Section 2.2(a)(vi) (“Seller Taxes”), and such claim for Seller Taxes is not separable from such a claim for Purchaser Taxes, Purchaser (if the claim for Purchaser Taxes exceeds or reasonably would be expected to exceed in amount the claim for Seller Taxes) or otherwise Seller (Seller or

Purchaser, as the case may be, the “Controlling Party”) shall be entitled to control the defense of such third-party claim (such third-party claim, a “Tax Claim”). In such case, the other party (Seller or Purchaser, as the case may be, the “Non-Controlling Party”) shall be entitled to participate fully (at the Non-Controlling Party’s sole expense) in the conduct of such Tax Claim and the Controlling Party shall not settle such Tax Claim without the consent of such Non-Controlling Party (which consent shall not be unreasonably withheld, conditioned or delayed). The costs and expenses of conducting the defense of such Tax Claim shall be reasonably apportioned based on the relative amounts of the Tax Claim that are Seller Taxes and that are Purchaser Taxes.

(h) An indemnified party shall use commercially reasonable efforts to mitigate any claim or liability that such indemnified party asserts under this Article 11; provided that the indemnified party shall not be required to incur any out-of-pocket fees or expenses in connection with such mitigation. In the event that an indemnified party shall fail to use such commercially reasonable efforts to mitigate any claim or liability, then notwithstanding anything else to the contrary contained in this Agreement, the indemnifying party shall not be required to indemnify any indemnified party for any portion of a Loss that could reasonably be expected to have been avoided if the indemnified party had made such efforts.

11.2 Exclusivity. After the Closing, except as expressly set forth in Sections 4.8 and 8.2, and except in the case of fraud or willful breach, this Article 11 will provide the exclusive remedy for any breach of representation or warranty set forth in this Agreement or otherwise arising out of this Agreement or the P&A Transaction; provided that the foregoing shall not prevent a party from obtaining specific performance, injunctive relief or any other available non-monetary equitable remedy.

11.3 As-Is Sale; Waiver of Warranties. Except for representations and warranties expressly set forth in this Agreement, Purchaser acknowledges that the Assets and Liabilities are being sold and accepted on an “AS-IS-WHERE-IS” basis, and are being accepted without any representation or warranty. As part of Purchaser’s agreement to purchase and accept the Assets and Liabilities AS-IS-WHERE-IS, and not as a limitation on such agreement, TO THE FULLEST EXTENT PERMITTED BY LAW, SELLER HEREBY DISCLAIMS AND PURCHASER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES AND RELEASES ANY AND ALL ACTUAL OR POTENTIAL RIGHTS PURCHASER MIGHT HAVE AGAINST SELLER OR ANY PERSON DIRECTLY OR INDIRECTLY CONTROLLING SELLER REGARDING ANY FORM OF WARRANTY, EXPRESS OR IMPLIED, OF ANY KIND OR TYPE, RELATING TO THE ASSETS AND LIABILITIES EXCEPT THOSE REPRESENTATIONS AND WARRANTIES OTHERWISE SET FORTH IN THIS AGREEMENT. SUCH WAIVER AND RELEASE IS, TO THE FULLEST EXTENT PERMITTED BY LAW, ABSOLUTE, COMPLETE, TOTAL AND UNLIMITED IN EVERY WAY. SUCH WAIVER AND RELEASE INCLUDES TO THE FULLEST EXTENT PERMITTED BY LAW, BUT IS NOT LIMITED TO, A WAIVER AND RELEASE OF EXPRESS WARRANTIES (EXCEPT THOSE REPRESENTATIONS AND WARRANTIES OTHERWISE SET FORTH IN THIS AGREEMENT), IMPLIED WARRANTIES, WARRANTIES OF FITNESS FOR A PARTICULAR USE, WARRANTIES OF MERCHANTABILITY, WARRANTIES OF HABITABILITY, STRICT LIABILITY RIGHTS AND, EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT, CLAIMS OF

EVERY KIND AND TYPE, INCLUDING BUT NOT LIMITED TO CLAIMS REGARDING DEFECTS WHICH WERE NOT OR ARE NOT DISCOVERABLE, ALL OTHER EXTANT OR LATER CREATED OR CONCEIVED OF STRICT LIABILITY OR STRICT LIABILITY TYPE CLAIMS AND RIGHTS.

ARTICLE 12

MISCELLANEOUS

12.1 Survival. (a) The parties’ respective representations and warranties contained in this Agreement shall survive until the first (1st) anniversary of the Closing Date; provided, however, that (i) the representations and warranties set forth in Section 5.11 shall survive until the second (2nd) anniversary of the Closing Date and (ii) the representations and warranties set forth in Section 5.9 shall survive until the expiration of the applicable statute of limitations, and thereafter neither party may claim any Loss in relation to a breach thereof (each such specified period, a “Survival Period”); provided, further, that the claims set forth in any claim for indemnity made by an indemnified party on or prior to the applicable Survival Period shall survive until such claim is finally resolved. The agreements and covenants contained in this Agreement shall not survive the Closing except to the extent expressly contemplating performance thereafter.

(b) No claim based on any breach of any representation or warranty shall be valid or made unless notice with respect thereto is given to the indemnifying party in accordance with this Agreement.

12.2 Assignment. Neither this Agreement nor any of the rights, interests or obligations of either party may be assigned by Seller and BBX, on the one hand, or Purchaser, on the other hand, without the prior written consent of the other parties, and any purported assignment in contravention of this Section 12.2 shall be void.

12.3 Binding Effect. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Prior to the Closing, BBX shall not permit Seller, without the consent of Purchaser, to consolidate with or merge with or into any Person unless (a) Seller is the continuing Person or (b) the resulting or surviving entity expressly assumes by supplement to this Agreement all of the obligations of Seller under this Agreement and has equal or greater financially capability to that of Seller to perform its obligations hereunder.

12.4 Public Notice. Prior to the Closing Date, neither Purchaser nor Seller shall make or cause to be made any press release for general circulation, public announcement or disclosure or issue any notice or general communication to employees with respect to any of the transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed). Purchaser and Seller each agree that, without the other party’s prior written consent, it shall not release or disclose any of the terms or conditions of the transactions contemplated herein to any other Person (other than any bank Regulatory Authority). Notwithstanding the foregoing, each party may make such public disclosure as, based on the advice of its counsel, may be required by law, stock exchange rules or as necessary to obtain the Regulatory Approvals.

12.5 Notices. All notices, requests, demands, consents and other communications given or required to be given under this Agreement and under the related documents shall be in writing and delivered to the applicable party at the address indicated below:

If to Seller or BBX:	BankAtlantic
c/o BankAtlantic Bancorp, Inc.
2100 West Cypress Creek Road Fort Lauderdale, Florida 33309
Attention: Alan B. Levan
Fax: (954) 940-5320

With a copy to:	Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A 150 West Flagler Street
Miami, Florida 33130
Attention: Alison W. Miller
Fax: (305) 789-3395

If to Purchaser:	PNC Bank, National Association
c/o The PNC Financial Services Group, Inc.
One PNC Plaza 249 Fifth Avenue
Pittsburgh, Pennsylvania 15222-2707
Attention: Mergers & Acquisitions Department
Fax: (412) 762-6238

With a copy to:	Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention: Lawrence S. Makow
Fax: (212) 403-2000

or, as to each party at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 12.5. Any notices shall be in writing, including telegraphic or facsimile communication, and may be sent by registered or certified mail, return receipt requested, postage prepaid, or by fax, or by overnight delivery service. Notice shall be effective upon actual receipt thereof.

12.6 Expenses. Except as expressly provided otherwise in this Agreement, each party shall bear any and all costs and expenses that it incurs, or that may be incurred on its behalf, in connection with the preparation of this Agreement and consummation of the transactions described herein, and the expenses, fees, and costs necessary for any approvals of the appropriate Regulatory Authorities.

12.7 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York applicable to agreements made and entirely to be performed in such state and without regard to its principles of conflict of laws.

12.8 Waiver of Jury Trial. The parties hereby waive, to the fullest extent permitted by law, any right to trial by jury of any claim, demand, action, or cause of action (i) arising under this Agreement or (ii) in any way connected with or related or incidental to the dealings of the parties in respect of this Agreement or any of the transactions contemplated hereby, in each case, whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise. The parties hereby further agree and consent that any such claim, demand, action or cause of action shall be decided by court trial without a jury and that the parties may file a copy of this Agreement with any court as written evidence of the consent of the parties to the waiver of their right to trial by jury.

12.9 Entire Agreement; Amendment. (a) This Agreement contains the entire understanding of and all agreements between the parties hereto with respect to the subject matter hereof and supersedes any prior or contemporaneous agreement or understanding, oral or written, pertaining to any such matters, which agreements or understandings shall be of no force or effect for any purpose; provided, however, that the terms of that certain confidentiality agreement between BBX and Purchaser dated as of September 16, 2010, as amended and supplemented on January 27, 2011 by letter agreement between Purchaser and Seller, shall, to the extent not inconsistent with any provisions of this Agreement, apply until the Closing and from and after the Closing shall cease to apply with respect to the Assets, the Assumed Liabilities and the transactions contemplated by this Agreement (but shall continue to apply in accordance with its terms with respect to matters set forth therein that are not related to the Assets, the Assumed Liabilities or the transactions contemplated by this Agreement).

(b) This Agreement may not be amended or supplemented in any manner except by mutual agreement of the parties and as set forth in a writing signed by the parties hereto or their respective successors in interest. The waiver of any beach of any provision under this Agreement by any party shall not be deemed to be waiver of any preceding or subsequent breach under this Agreement. No such waiver shall be effective unless in writing.

12.10 Third-Party Beneficiaries. Except as expressly provided in Section 11.1, this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than Seller, BBX and Purchaser.

12.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.12 Headings. The headings used in this Agreement are inserted for purposes of convenience of reference only and shall not limit or define the meaning of any provisions of this Agreement.

12.13 Severability. If any provision of this Agreement, as applied to any party or circumstance, shall be judged by a court of competent jurisdiction to be void, invalid or unenforceable, the same shall in no way effect any other provision of this Agreement, the application of any such provision and any other circumstances or the validity or enforceability of the other provisions of this Agreement.

12.14 Interpretation. When a reference is made in this Agreement to Articles, Sections or Exhibits, such reference shall be to an Article, Section of or Exhibit to this Agreement unless otherwise indicated. The Recitals hereto constitute an integral part of this Agreement. References to Sections include subsections, which are part of the related Section (e.g., a section numbered “Section 5.13(a)” would be part of “Section 5.13” and references to “Section 5.13” would also refer to material contained in the subsection described as “Section 5.13(a)”). The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Preamble to this Agreement.

12.15 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof (and, more specifically, that irreparable damage would likewise occur if the P&A Transaction was not consummated), and, accordingly, that the parties shall be entitled, without the necessity of posting a bond or other security, to seek an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the P&A Transaction, subject to the terms and conditions of this Agreement).

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date and year first above written.

BANKATLANTIC

By:	/s/ Alan B. Levan
	Name:	Alan B. Levan
	Title:	Chairman

BANKATLANTIC BANCORP, INC., solely for purposes of Section 7.6 and Article 12

By:	/s/ Alan B. Levan
	Name:	Alan B. Levan
	Title:	Chairman

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Christine Shambach
	Name:	Christine Shambach
	Title:	Vice President